UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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lululemon athletica inc.
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TO OUR STOCKHOLDERS:
We are pleased to invite you to attend the annual meeting of stockholders of lululemon athletica inc. on Thursday, June 2, 2016, beginning at 1:00 p.m., Pacific Time. This year's annual meeting will be a completely virtual meeting of stockholders, which will be conducted solely via live webcast. You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LULU2016. You also will be able to vote your shares electronically at the annual meeting.
We are excited to embrace the latest technology to provide expanded access, improved communication, and cost savings for our stockholders and the company. We believe hosting a virtual meeting will enable increased stockholder attendance and participation from any location around the world.
Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
This year we are again providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission's "notice and access" rules. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2015 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2015 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.
Your vote is important. Regardless of whether you plan to participate in the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet, telephone or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, telephone, or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend the virtual meeting.
Thank you for your ongoing support of, and continued interest in, lululemon.
Sincerely,

/s/ Laurent Potdevin
Laurent Potdevin
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 2, 2016

Notice is hereby given that the 2016 annual meeting of the stockholders of lululemon athletica inc., a Delaware corporation, will be held on June 2, 2016, beginning at 1:00 p.m., Pacific Time via live webcast at www.virtualshareholdermeeting.com/LULU2016, for the following purposes:
1. To elect three Class III directors to hold office for a three-year term and until their respective successors are elected and qualified.
2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2017.
3. To transact such other business as may properly come before the meeting.
Our board of directors recommends that you vote "FOR":

•	Proposal No. 1 (the election to our board of directors of the three nominees named in this proxy statement); and

•	Proposal No. 2 (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2017).
Other Information
At the 2011 annual meeting of stockholders, our stockholders had the opportunity, on a non-binding advisory basis, to inform us on how often stockholders wish to include a "say-on-pay" proposal in our proxy statement. The voting results showed significant support by stockholders for a "say-on-pay" vote every three years. Accordingly, we held a stockholder advisory vote on executive compensation at our 2014 annual meeting of stockholders. Our next "say-on-pay" vote will be held at our 2017 annual meeting of stockholders.
Stockholders of record at the close of business on April 13, 2016 are entitled to notice of, and to vote, at the annual meeting and any adjournment or postponement thereof. In accordance with our bylaws, a list of those stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose relating to the meeting, at the office of the Corporate Secretary, lululemon athletica inc., 1818 Cornwall Avenue, Vancouver, British Columbia, beginning April 22, 2016. The list will also be available at the annual meeting.
We are pleased to continue using the U.S. Securities and Exchange Commission's "Notice and Access" delivery model allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this delivery process will expedite stockholders' receipt of proxy materials and lower the costs and reduce the environmental impact of the annual meeting. On or about April 22, 2016, we intend to mail to our stockholders a Notice of Internet Availability of Proxy Materials, containing instructions on how to access our proxy statement and Annual Report to Stockholders for the fiscal year ended January 31, 2016, on how to vote online, and on how to access the virtual annual meeting. This notice also provides instructions on how to receive a paper copy of the proxy materials by mail.

All stockholders are invited to attend the annual meeting. The annual meeting will begin promptly at 1:00 p.m., Pacific Time. Online check-in will begin at 12:30 p.m., Pacific Time, and you should allow ample time for the online check-in procedures. Whether or not you plan to attend the annual meeting, please vote your shares via the Internet or telephone, as described in the accompanying materials, as soon as possible to assure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the virtual meeting you will, of course, have the right to revoke the proxy and vote your shares electronically at the meeting.

By order of the board of directors,

/s/ Laurent Potdevin
Laurent Potdevin
Chief Executive Officer
Vancouver, British Columbia
April 15, 2016

LULULEMON ATHLETICA INC.
PROXY STATEMENT
2016 ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, JUNE 2, 2016
GENERAL INFORMATION
This proxy statement is being provided to solicit proxies on behalf of the board of directors of lululemon athletica inc. for use at the annual meeting of stockholders to be held on Thursday, June 2, 2016, at 1:00 p.m., Pacific Time. We are pleased to inform you that this year's meeting will be a completely virtual meeting, which will be conducted solely via live webcast. You will be able to attend the annual meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LULU2016. We expect to first make this proxy statement available, together with our Annual Report for the fiscal year ended January 31, 2016, to stockholders on approximately April 22, 2016.
Our principal offices are located at 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.
Internet Availability of Annual Meeting Materials
Under rules adopted by the U.S. Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.
We intend to mail the notice on or about April 22, 2016 to all stockholders of record entitled to vote at the annual meeting.
Who May Vote
Only holders of record of our common stock and holders of record of our special voting stock, at the close of business on April 13, 2016, which is the record date, will be entitled to notice of, and to vote at, the annual meeting. On the record date, 127,520,121 shares of common stock and 9,803,819 shares of special voting stock were issued and outstanding. Each share of common stock is entitled to one vote at the annual meeting and each share of special voting stock is entitled to one vote at the annual meeting. Holders of common stock and special voting stock will vote together as a single class on all matters that come before the annual meeting; accordingly, throughout this proxy statement we refer generally to our outstanding common stock and special voting stock together as our "common stock."
What Constitutes a Quorum
Stockholders may not take action at the annual meeting unless there is a quorum present at the meeting. Stockholders participating in the virtual meeting are considered to be attending the meeting "in person." The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote as of the close of business on the record date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder's vote by checking the "abstain" box on the proxy card, or similarly elects to abstain via the Internet or telephone voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of appointment of independent registered accounting firm.
Vote Required
Proposal No. 1: A nominee for director will be elected to the board if the votes cast for the nominee's election exceed the votes cast against that nominee's election. Abstentions and broker non-votes have no effect on the outcome of the election and we do not have cumulative voting in the election of directors.
Proposal No. 2: The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the annual meeting or represented by proxy and entitled to vote.

Voting Process
Shares that are properly voted or for which proxy cards are properly executed and returned will be voted at the annual meeting in accordance with the directions given or, in the absence of directions, will be voted "FOR" Proposals No. 1 and 2.
We do not expect any other matters to be brought before the annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to those matters.
The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the holder of your shares on the records of our stock transfer agent, you may vote those shares via the Internet or telephone, or, if you request a printed copy of the proxy materials, via a proxy card for voting those shares included with the printed proxy materials. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you may instead receive a notice with instructions on how to access proxy materials as well as how you may instruct your bank or brokerage firm how to vote your shares.
Voting on the Internet
You can vote your shares via the Internet by following the instructions in the notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to complete and mail a proxy card. We encourage you to vote your shares via the Internet in advance of the annual meeting even if you plan to attend the virtual annual meeting.
Voting by Mail
You can vote your shares by mail by requesting a printed copy of the proxy materials sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card. By signing and returning the proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as "proxies," to vote your shares at the annual meeting in the manner you indicate. If you request a printed copy of the proxy materials, we encourage you to sign and return the proxy card even if you plan to attend the annual meeting.
Voting by Telephone
You may be able to vote by telephone. If so, instructions are included with your notice. If you vote by telephone, you do not need to complete and mail your proxy card.
Attendance and Voting at the Annual Meeting
Most of our stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the "stockholder of record." As the stockholder of record, you have the right to grant your voting proxy directly to lululemon or to a third party, or to vote your shares during the meeting. If your shares are held in a brokerage account, by a trustee or by another nominee (that is, in "street name"), you are considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote, or to vote your shares during the annual meeting.
Revocation
If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the annual meeting by delivering to the Corporate Secretary of lululemon athletica inc. a written notice of revocation or a duly executed proxy bearing a later date or by voting your shares electronically at the annual meeting. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares. Simply attending the annual meeting does not revoke your proxy. Your last vote, prior to or at the annual meeting, is the vote that will be counted.
Householding
The SEC permits companies to send a single notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, one copy of this proxy statement, together with our 2015 Annual Report, to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, one copy of our 2015 Annual Report and this proxy statement. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the notice, our 2015 annual report and this proxy statement. The broker will arrange for delivery of a separate copy of the notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Solicitation of Proxies
We pay the cost of soliciting proxies for the annual meeting. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified board of directors currently consisting of 12 directors, including four Class I directors, four Class II directors, and four Class III directors, who will serve until the annual meetings of stockholders to be held in 2017, 2018 and 2016, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation or removal. Effective as of the 2016 annual meeting, our board of directors will consist of 11 directors, including four Class I directors, four Class II directors, and three Class III directors.
At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.The term of the Class III directors will expire on the date of the upcoming annual meeting and three people are to be elected to serve as Class III directors of our board of directors at the annual meeting. Based on all information available to the Nominating and Governance Committee of our board of directors and relevant considerations, including the guidelines, criteria and procedures for identifying and evaluating candidates for election to the board of directors set forth in our "Guidelines for Evaluating Director Candidates", the Nominating and Governance Committee selected Robert Bensoussan, Kathryn Henry, and Jon McNeill, each of whom is a current Class III director, as the candidates who, in the view of the Nominating and Governance Committee, are most suited for membership on our board of directors at this time. Accordingly, the Nominating and Governance Committee recommended Mr. Bensoussan, Ms. Henry, and Mr. McNeill as nominees for election as Class III directors. Our board considered the recommendation of the Nominating and Governance Committee, as well as all information available to it and other relevant considerations, and has nominated for election by the stockholders as Class III directors Mr. Bensoussan, Ms. Henry, and Mr. McNeill. If elected, Mr. Bensoussan, Ms. Henry, and Mr. McNeill will serve as Class III directors until our annual meeting of stockholders in 2019 and until their successors are duly elected and qualified, or until their earlier resignation or removal.
Our board of directors has no reason to believe that any of the nominees listed above will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.
Unless authority to do so is withheld, the persons named as proxies will vote "FOR" the election of the nominees listed above.
The following table sets forth the name, age, and principal occupation of each director and director nominee, and the period during which each has served as a director of lululemon. Thomas G. Stemberg, who served as a director since 2005, passed away in October 2015.

Name	Age	Occupation	Director Since
Class I directors whose terms expire at the 2017 annual meeting
Michael Casey	70	Retired Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Starbucks Corporation	2007
RoAnn Costin	63	President of Wilderness Point Investments	2007
David M. Mussafer	52	Managing Partner of Advent International Corporation	2014
Laurent Potdevin	48	Chief Executive Officer of lululemon	2014

Class II directors whose terms expire at the 2018 annual meeting
Steven J. Collins	46	Managing Director of Advent International Corporation	2014
Martha A.M. Morfitt	58	Principal of River Rock Partners Inc.	2008
Rhoda M. Pitcher	61	Managing Partner of Rhoda M Pitcher Inc.	2005
Emily White	37	Founder and Chief Executive Officer of Mave, Inc.	2011

Class III directors whose terms expire and who are nominees for election at the 2016 annual meeting
Robert Bensoussan	57	Director of Sirius Equity LLP	2013
Kathryn Henry	50	Strategic Consultant	2016
Jon McNeill	48	President, Global Sales, Delivery and Service of Tesla Motors, Inc.	2016

Class III director whose term expires at the 2016 annual meeting
William H. Glenn	59	President and Chief Executive Officer of American Express Global Business Travel	2012

Director Nominees
Background information on each of Robert Bensoussan, Kathryn Henry, and Jon McNeill, our three Class III nominees, appears under "Corporate Governance — Our Board of Directors".
Vote Required and Board Recommendation
If a quorum is present and voting, a nominee for director will be elected to the board of directors if the votes cast for the nominee's election exceed the votes cast against that nominee's election. If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote by the inspector of elections, the board of directors will act to determine whether to accept the director's resignation. Abstentions and broker non-votes have no effect on the outcome of the election. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the stockholder's behalf.
Our board of directors unanimously recommends a vote "FOR" the election of the three Class III director nominees named above.

CORPORATE GOVERNANCE
Our Board of Directors
The following is brief description of each nominee who is currently a member of the board of directors and each director of lululemon whose term of office will continue after the annual meeting:
Class III Director Nominees for Election at the 2016 Annual Meeting of Stockholders
Robert Bensoussan has been a member of our board of directors since January 2013. Since 2008, Mr. Bensoussan has been a Director and the majority owner of Sirius Equity LLP, a UK company that invests in retail and brands based in the UK and Europe. From 2008 to 2012, Mr. Bensoussan served as Executive Chairman and CEO of LK Bennett, a UK fashion retailer, and has acted as non-Executive Chairman since 2012, and he has served as non-Executive Chairman of feelunique.com (UK) since December 2012. From 2001 to 2007, Mr. Bensoussan was CEO of Jimmy Choo Ltd, a privately held UK luxury shoe wholesaler and retailer and was also a member of the Board of Jimmy Choo Ltd from 2001 to 2011. Mr. Bensoussan serves on the boards of directors of Inter Parfums Inc., a publicly-traded manufacturer of fragrances and fragrance-related products, Celio International (Belgium), a retailer of men's clothing, Zen Cars (Belgium), an electric car rental company, and Aurenis (France) a part-works publisher. Our board of directors selected Mr. Bensoussan to serve as director because he has extensive executive management and director experience in the apparel, accessories and fragrances industry. Our board of directors believes his experience as chief executive officer and director of international branded luxury goods operations provides unique insight and vision to our board of directors.
Kathryn Henry has been a member of our board of directors since January 2016. Since 2015, Ms. Henry has served as a strategic consultant for retail and technology companies, in addition to venture capital, investment and consulting firms seeking executive level guidance. Ms. Henry previously served as Chief Information Officer, Logistics & Distribution at lululemon from 2010 to 2014. In her role, Ms. Henry oversaw all global information and technology operations for the company. Prior to joining lululemon in 2010, Ms. Henry worked at Gap, Inc., where she served as Vice President and Chief Information Officer of International IT and Gap North America and was responsible for the systems support of key international growth initiatives. Ms. Henry was designated for appointment to our board of directors by Dennis J. Wilson in accordance with the terms of a support agreement between lululemon athletica, Mr. Wilson and certain entities affiliated with Advent International. Our board of directors believes that her strategic IT and retail experience as well as her experience with lululemon will provide valuable insight to our board of directors.
Jon McNeill has been a member of our board of directors since April 2016. Mr. McNeill has served as President, Global Sales, Delivery and Service of Tesla Motors, Inc., overseeing customer-facing operations, since September 2015. Prior to joining Tesla Motors, Inc., he was the CEO of Enservio, Inc., a software company, from 2006 until 2015, and founder of multiple technology and retail companies including TruMotion, Sterling, First Notice Systems, and Trek Bicycle Stores, Inc. Mr. McNeill began his career at Bain & Company. He is a graduate of Northwestern University. Our board of directors believes his executive experience and innovative and entrepreneurial attributes will provide valuable insight to our board of directors and is aligned with our unique culture.
Class I Directors Continuing in Office until the 2017 Annual Meeting of Stockholders
Michael Casey has been a member of our board of directors since October 2007 and began serving as Co-Chairman of the Board in 2014. He retired from Starbucks Corporation in October 2007, where he had served as Senior Vice President and CFO from August 1995 to September 1997, and Executive Vice President, CFO and Chief Administrative Officer from September 1997 to October 2007. Subsequent to retirement he served as a Senior Advisor to Starbucks Corporation from October 2007 to May 2008 and from November 2008 to January 2015. Prior to joining Starbucks, Mr. Casey was Executive Vice President and CFO for Family Restaurant, Inc. and President and CEO of El Torito Restaurants, Inc. He was also a member of the board of directors of The Nasdaq OMX Group, Inc. from January 2001 to May 2012. Mr. Casey graduated from Harvard College with an A.B. degree in Economics, cum laude, and Harvard Business School with an MBA degree. Our board of directors selected Mr. Casey to serve as director because he has extensive experience in corporate finance and accounting, managing retail-focused industry operations, strategic planning and public company corporate governance. Our board of directors believes his service on executive, audit and compensation committees of other companies allows him to provide significant insight to our board of directors.
RoAnn Costin has been a member of our board of directors since March 2007. Ms. Costin has served as the President of Wilderness Point Investments, a financial investment firm, since 2005. From 1992 until 2005, Ms. Costin served as the President of Reservoir Capital Management, Inc., an investment advisory firm. She co-founded Paola Quadretti Worldwide, a women's made-to-measure clothing company and served on the boards of OLLY Shoes, a retailer of children's shoes and accessories, Alvin Valley Holdings, Inc., a retailer of designer women's clothing, and Toys R' Us. Ms. Costin received a B.A. in Government from Harvard University and an M.B.A. from the Stanford University Graduate School of Business. Our board of directors selected Ms. Costin to serve as director because she has extensive experience in corporate finance and strategic planning. Our board of directors believes her extensive management experience with respect to both public and private companies allows her to provide our board of directors with significant insight on the retail industry.

David M. Mussafer has been a member of our board of directors since September 2014 and serves as co-Chairman of the Board. Mr. Mussafer is currently a Managing Partner at Advent International Corporation ("Advent") and is responsible for Advent's North American private equity operations. Mr. Mussafer joined Advent in 1990, has been a principal of the firm since 1993, and is a member of Advent's executive committee and board of directors. Mr. Mussafer is a member of the board of Five Below, Inc., a publicly-traded specialty retailer of pre-teen and teen merchandise; Vantiv, Inc., a publicly-traded payment processing and technology solutions provider and several private companies. Mr. Mussafer holds a BSM, cum laude, from Tulane University and an MBA from the Wharton School of the University of Pennsylvania. Mr. Mussafer was appointed to the board of directors in connection with a support agreement which gives Advent a continuing right to nominate two designees to the board of directors and the opportunity to have one of its designees serve as a co-Chairman of the Board. Our board of directors believes his extensive experience enables him to provide valuable insights to the board of directors regarding board processes and operations as well as the relationship between the board of directors and stockholders.
Laurent Potdevin was appointed as our Chief Executive Officer and a member of our board of directors in December 2013, and has served in those roles since January 2014. Mr. Potdevin previously worked at Toms Shoes, a socially-conscious shoe company, where he served as President from May 2011 to December 2013. From 1995 to 2010, he worked at Burton Snowboards, the world's largest and premier snowboarding company, serving in various capacities including as President and CEO from 2005 to 2010. Prior to joining Burton Snowboards, Mr. Potdevin worked at Louis Vuitton and LVMH. Mr. Potdevin received degrees from Ecole Superieure des Sciences Economiques et Commerciales, in France, and the Engineering School, Ecole Polytechnique Federale de Lausanne, in Switzerland. Our board of directors selected Mr. Potdevin because of his extensive experience at premium, technical athletic apparel and lifestyle-centric retail companies, and deep understanding of the importance of top-quality technical design, retail marketing strategies, and the power of building a strong brand.
Class II Directors Continuing in Office until the 2018 Annual Meeting of Stockholders
Steven J. Collins has been a member of our board of directors since September 2014. Mr. Collins is a Managing Director at Advent International. Mr. Collins joined Advent in 1995 and rejoined after graduate school in 2000. Mr. Collins is a member of the board of directors of Bojangles', Party City and Kirkland's, all of which are publicly traded, and Charlotte Russe, a privately-owned retailer of women's apparel. He was a member of the board of directors of Five Below Inc., a publicly-traded specialty retailer from 2010 until March 2015. Mr. Collins received a BS from the Wharton School of the University of Pennsylvania and an MBA from Harvard School of Business. Mr. Collins was appointed to the board of directors in connection with a support agreement which gives Advent a continuing right to nominate two designees to the board of directors and the opportunity to have one of its designees serve as a co-Chairman of the Board. Our board of directors believes his experience enables him to provide valuable insights to the board of directors regarding management, accounting and financial matters as well as the relationship between the board of directors and stockholders.
Martha A.M. (Marti) Morfitt has been a member of our board of directors since December 2008. She has served as a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm, since 2008. Ms. Morfitt served as the CEO of Airborne, Inc. from October 2009 to March 2012. She served as the President and CEO of CNS, Inc., a manufacturer and marketer of consumer healthcare products, from 2001 through March 2007. From 1998 to 2001, she was Chief Operating Officer of CNS, Inc. Ms. Morfitt currently serves on the board of directors of Graco, Inc., a publicly-traded fluid handling systems and components company. She served on the board of directors of Life Time Fitness, Inc., a publicly traded operator of fitness and athletic centers from 2008 to 2015. She received her HBA from the Richard Ivey School of Business at the University of Western Ontario, and an MBA from the Schulich School of Business at York University. Our board of directors selected Ms. Morfitt to serve as director because she has extensive public board experience, and years of leading and managing branded consumer business operations and strategic planning.
Rhoda M. Pitcher has been a member of our board of directors since December 2005. Since 1996 she has served as Managing Partner of Rhoda M Pitcher Inc., a management consulting firm providing services in organizational strategy and the building of executive capability to Fortune 500 corporations, institutions, start-ups and non-profits. From 1978 to 1997, Ms. Pitcher co-founded, built and sold two international consulting firms. Ms. Pitcher holds a Master's degree in Organization Development from University Associates. Our board of directors selected Ms. Pitcher to serve as director because she has extensive experience in management consulting, culture development and strategic planning. Our board of directors believes her considerable knowledge of our business gained from more than 10 years as a director of lululemon makes her well suited to provide advice with respect to our strategic plans, culture and marketing programs.
Emily White has been a member of our board of directors since November 2011. She is the founder and CEO of a mobile services start-up, Mave, Inc. She was the Chief Operating Officer of Snapchat, Inc., a photo messaging application, from January 2014 to March 2015. Prior to joining Snapchat, Ms. White was at Facebook Inc., a social networking company, from 2010 to 2013 where she held several key roles including Director of Local Business Operations, Director of Mobile Business Operations and Director of Business Operations at Instagram. From 2001 to 2010, Ms. White worked at Google where she ran North American Online Sales and Operations, Asia Pacific & Latin America business and the Emerging Business channel. She currently serves on the board of directors of the National Center for Women in IT, a non-profit coalition working to increase the participation of girls and women in computing and IT. She received a BA in Art History from Vanderbilt University. Our board of directors selected Ms. White to serve as a director because of her extensive experience with social networking and technology companies, her understanding of the demographics in which our principal customers reside and the diversity in background and experience she provides to our board of directors.
Independence of the Board
Pursuant to the listing standards of The Nasdaq Stock Market, or Nasdaq, a majority of the members of our board of directors must qualify as "independent" within the meaning of Nasdaq Rule 5605, as affirmatively determined by our board of directors. Our board of directors consults with our outside legal counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in the Nasdaq listing standards in effect at the time of the determination.
Consistent with these considerations, after review of all relevant transactions or relationships between each director and director nominee, or any of his or her family members, and lululemon, our senior management and our independent auditors, our board of directors has affirmatively determined that the following 10 directors and director nominees are independent directors within the meaning of the applicable Nasdaq listing standards: Robert Bensoussan, Michael Casey, Steven J. Collins, RoAnn Costin, William H. Glenn, Jon McNeill, Martha A.M. Morfitt, David M. Mussafer, Rhoda M. Pitcher, and Emily White. In making this determination, our board of directors found that none of these directors and director nominees had a material or other disqualifying relationship with the company. Laurent Potdevin, our Chief Executive Officer, is not an independent director by virtue of his current employment with lululemon, and Kathryn Henry is not an independent director by virtue of her past employment with lululemon.
Executive Sessions
Non-management directors generally meet in an executive session without management present each time our board of directors holds its regularly scheduled meetings.
Committees and Meeting Attendance
Our board of directors has three standing committees, including an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by our board of directors. Copies of these charters are available on our website at www.lululemon.com. Our board of directors held five meetings of the full board of directors during fiscal 2015. Each of the standing committees of our board of directors held the number of meetings indicated below. During fiscal 2015, each of our directors attended at least 75% of the total number of meetings of our board of directors, and all of the committees of our board of directors on which such director served during that period, except for Mr. Mussafer who was unable to attend two meetings of the Nominating and Governance Committee. Directors are encouraged to attend our annual meetings of stockholders. All of our directors attended the 2015 annual meeting of stockholders.

The following table sets forth the three standing committees of our board of directors, the members of each committee during fiscal 2015 and the number of meetings held by each committee:

Name of Director	Audit	Compensation	Nominating and Governance
Robert Bensoussan	Member		Member
Michael Casey	Member	Chair
Steven J. Collins		Member
RoAnn Costin			Member
William H. Glenn	Member		Member
Kathryn Henry(1)
Martha A.M. Morfitt	Chair	Member
David M. Mussafer			Member
Rhoda M. Pitcher		Member	Chair
Thomas G. Stemberg(2)
Emily White		Member
Number of meetings in fiscal 2015	5	8	5
_________

(1)	Ms. Henry was appointed as a director in January 2016.

(2)	Mr. Stemberg passed away in October 2015.
Audit Committee
The Audit Committee is appointed by our board of directors to assist it in fulfilling its financial oversight responsibilities by overseeing the accounting and financial reporting processes of lululemon and the audits of our financial statements. The Audit Committee's primary duties and responsibilities include:

•
Appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for such services;

•	Overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;

•	Overseeing the qualifications, independence, and performance of our independent registered public accounting firm;

•	Overseeing lululemon's risk assessment and risk management policies, procedures, and practices;

•	Reviewing and, if appropriate, approving any related party transactions;

•	Reviewing lululemon's Code of Business Conduct and Ethics applicable to all directors, officers, and employees, and monitoring and approving any modifications or waivers of such code;

•	Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

•	Monitoring compliance with legal and regulatory requirements.
The current members of the Audit Committee are Robert Bensoussan, Michael Casey, William H. Glenn, and Martha A.M. Morfitt (Chairperson). Our board of directors has determined that each of the members of the Audit Committee is "independent" for purposes of the Nasdaq listing requirements as they apply to audit committee members and that Mr. Casey, Mr. Glenn, and Ms. Morfitt qualify as "audit committee financial experts" under the rules of the SEC.
Compensation Committee
The Compensation Committee has been delegated authority by our board of directors to oversee all significant aspects of lululemon's compensation policies and programs, including:

•	Reviewing and approving the compensation and annual performance objectives and goals of all of our executive officers;

•	Reviewing, approving, and administering incentive-based and equity-based compensation plans in which our executive officers participate;

•	Evaluating risks created by our compensation policies and practices and considering any reasonably likely effect of such risks;

•	Reviewing and recommending to our board of directors new executive compensation programs; and

•	Reviewing and recommending to our board of directors proposed changes in director compensation.
The current members of the Compensation Committee are Michael Casey (Chairperson), Steven J. Collins, Martha A.M. Morfitt, Rhoda M. Pitcher, and Emily White. Our board of directors has determined that each of the members of the Compensation Committee is "independent" for purposes of the Nasdaq listing standards.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for matters relating to the corporate governance of our company as well as identifying individuals qualified to become members of our board of directors or any of its committees, recommending nominees for election as directors at each stockholder meeting at which directors are to be elected, and recommending candidates to fill any vacancies on our board of directors or any of its committees. The current members of the Nominating and Governance Committee are Robert Bensoussan, RoAnn Costin, William H. Glenn, David Mussafer, and Rhoda M. Pitcher (Chairperson). Our board of directors has determined that each of the members of the Nominating and Governance Committee is "independent" for purposes of the Nasdaq listing standards.
Director Nominations
The Nominating and Governance Committee considers recommendations for nominees from directors, officers, employees, stockholders, and others based upon each candidate's qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in members of our board of directors. Nominees for our board of directors must be committed to enhancing long-term stockholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character, and integrity. Members of our board of directors are expected to understand our business and the industry in which we operate, regularly attend meetings of our board of directors and committee meetings, participate in meetings and decision making processes in an objective and constructive manner, and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee recommends the candidate to our board of directors. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
The Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying nominees for directors. Once the Nominating and Governance Committee has confirmed that an individual meets the general qualifications for a director, and has further determined that such individual is appropriately qualified to serve on our board of directors, the Nominating and Governance Committee then considers the extent to which the membership of the candidate on our board of directors would promote a diversity of perspectives, backgrounds and experiences among the directors, including expertise and experience in a diversity of substantive matters pertaining to our business. However, our board of directors does not believe the subjective and varying nature of this nomination process lends itself to a formal policy or fixed rules with respect to the diversity of our board of directors.
The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee will evaluate director candidates in light of several factors, including the general criteria set forth above. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to our board of directors at an annual meeting of stockholders must do so in accordance with the procedures set forth in "Stockholder Proposals to be Presented at the 2017 Annual Meeting of Stockholders" section of this proxy statement and in compliance with our bylaws. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission and the time period for which such shares have been held; the derivative securities interests owned beneficially by such stockholder as of the date of the submission; a statement from the record holder of the shares and derivative securities interests verifying the holdings; the full name of the proposed candidate; a description of the proposed candidate's business experience for at least the previous five years; complete biographical information for the proposed candidate; a description of the proposed candidate's qualifications as a director; and any other information described in our bylaws and in our "Guidelines for Evaluating Director Candidates", which is available on our website at www.lululemon.com.
Board Structure
We have a classified board structure where board members are elected to three-year terms, such that generally every year only one-third of the directors are considered for election or re-election. We have had this board structure continuously since lululemon became a publicly traded company in 2007. Our board of directors believes that the classified board structure has served lululemon and our stockholders well and continues to benefit our stockholders.
Our board of directors and its current governance structure has overseen a sustained period of strong performance. Our commitment to the value and reputation of the lululemon athletica and ivivva athletica brands, the concentrated efforts of our board of directors, and the constant focus on our mission and core values have produced strong financial performance over time. We believe that continuity in membership of our board of directors has assisted in consistent application of our heritage of combining performance and style to achieve our goals.
Our board of directors believes that a classified board structure provides valuable stability and continuity of leadership for lululemon which is important to long-term stockholder value. With three-year terms, directors develop a deeper understanding of our business, competitive environment, and strategic goals. Experienced directors are better positioned to provide effective oversight and advice consistent with the long-term best interest of stockholders. Electing directors to three-year terms also enhances the independence of non-employee directors. The longer term reduces the influence of special interest groups or significant stockholders who may have agendas contrary to the majority of stockholders and lululemon's own long-term goals.
Our stockholders have repeatedly and consistently registered their approval of the board of directors in the last three elections. Similarly, at our 2014 annual meeting, stockholders expressed substantial support for the compensation of our named executive officers (including our chief executive officer, chief financial officer and each of our next three most highly compensated executive officers), with approximately 99% of the votes cast on the proposal voting for approval.
In addition, our board of directors intends that the classified board structure be a safeguard against a purchaser gaining control of lululemon without paying fair value. Because only one-third of the directors are elected at any annual meeting, a majority of the board of directors cannot be replaced at a single annual meeting. A classified board does not preclude a change in control of lululemon. It can, however, provide the board of directors more time and flexibility to evaluate the adequacy and fairness of proposed offers, to implement the optimal method of enhancing stockholder value, to protect stockholders against abusive tactics during a takeover process, and to negotiate the best terms for all stockholders, without the threat of imminent removal of a majority of board members. Our board of directors believes that without a classified board structure, the board of directors' power to deal with proposals it believes are unfair to lululemon's stockholders or inadequate would be significantly reduced.
Board Leadership Structure
Our board of directors believes that one of its most important functions is to protect stockholders' interests through independent oversight of management, including the Chief Executive Officer. However, our board of directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chairman of the Board and Chief Executive Officer. Our board of directors considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for lululemon, based on the particular circumstances facing lululemon from time to time.
Currently, the positions of Co-Chairmen of the Board and Chief Executive Officer are held by separate persons because our board of directors has determined that this structure aids in the oversight of management and is in the best interests of our company and our stockholders at this point in time. Michael Casey and David M. Mussafer currently serve as Co-Chairmen of the Board.

Board Nomination Rights
Under the terms and subject to certain conditions of a support agreement with the company, Dennis J. Wilson and Advent International Corporation, Advent has a continuing right to nominate (i) two designees to the board of directors for so long as Advent beneficially owns at least 10.0% of our voting securities or (ii) one designee to the board of directors for so long as Advent beneficially owns at least 6.75% (but less than 10.0%) of our voting securities. Further, for so long as Advent beneficially owns at least 6.75% of our voting securities, one of its nominees will have the opportunity to serve as a Co-Chairman of the Board and at least one of its nominees will have the opportunity to join each of the committees of the board of directors (subject to independence and other applicable requirements). Mr. Mussafer and Mr. Collins were appointed to the board of directors, and Mr. Mussafer was appointed as Co-Chairman of the Board, in connection with Advent's nomination rights.
In addition, under the terms and subject to certain conditions of the support agreement, Mr. Wilson has a continuing right to nominate one designee to the board of directors for so long as he beneficially owns at least 8.0% of our voting securities. Ms. Henry was appointed to the board of directors in connection with Mr. Wilson's nomination rights.

Communications with Directors
Stockholders may communicate with members of our board of directors by transmitting correspondence by mail, facsimile or email, addressed as follows:
Corporate Secretary
c/o lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
Facsimile: (604) 874-6124
Email: investors@lululemon.com
The Corporate Secretary will, as appropriate, forward communication to our board of directors or to any individual director, directors, or committee of our board of directors to whom the communication is directed.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of the officers, directors and employees of lululemon and our subsidiaries. The most current version is available on our website at www.lululemon.com. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by Nasdaq rules or applicable law.
2014 "Say-on-Pay" Advisory Vote on Executive Compensation
We provided stockholders a "say-on-pay" advisory vote on our executive compensation at our 2014 annual meeting under Section 14A of the Securities Exchange Act of 1934, as amended. At our 2014 annual meeting, stockholders expressed substantial support for the compensation of our named executive officers (which term includes our chief executive officer, chief financial officer and each of our next three most highly compensated executive officers during a particular fiscal year), with approximately 99% of the votes cast on the proposal voting for approval of the "say-on-pay" advisory vote on executive compensation. Based upon the 2011 "say-on-frequency" advisory vote in which a majority of our voting stockholders approved an advisory vote on "say-on-pay" every three years, our next "say-on-pay" advisory vote on executive compensation will be held at our 2017 annual meeting of stockholders.
The Compensation Committee considered the results of the 2014 "say-on-pay" advisory votes following the 2014 annual meeting. The Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in the Compensation Discussion and Analysis, including the Compensation Committee's assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by the Compensation Committee's independent consultant and a review of market practices for a comparative group of peers. While each of these factors bore weight on the Compensation Committee's decisions regarding the compensation arrangements of our named executive officers, the Compensation Committee did not make any changes to our executive compensation policies and practices as a direct result of the 2014 "say-on-pay" advisory vote.
Risk Oversight
In its governance role, and particularly in exercising its duty of care and diligence, our board of directors is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the company's assets and business. While our board of directors has the ultimate oversight responsibility for the risk management process, our board of directors has delegated to the Audit Committee the initial responsibility of overseeing the company's risk assessment and risk management. In fulfilling its delegated responsibility, the Audit Committee has directed management to ensure that an approach to risk management is implemented as a part of the day-to-day operations of lululemon, and to design internal control systems with a view to identifying and managing material risks.
On a periodic basis (not less than quarterly), the Audit Committee reviews and discusses with our Chief Financial Officer, our Vice President, Corporate Controller, and our internal auditors the company's significant financial risk exposures and the steps that management has taken to monitor, control, and report such risks. In addition, the Audit Committee regularly evaluates the company's policies, procedures, and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and the steps being taken to monitor, control, and report such risks. The Audit Committee reports its activities to the full board of directors on a regular basis (not less than annually) and in that regard makes such recommendations to our board of directors with respect to risk assessment and management as it may deem necessary or appropriate.

On a periodic basis (not less than annually), the Compensation Committee reviews the various design elements of our compensation policies and practices to determine whether any of their aspects encourage excessive or inappropriate risk-taking by our executive officers. The Compensation Committee reports its activities in this regard to the full board of directors and makes such recommendations to our board of directors with respect to our compensation policies and practices as it may deem necessary or appropriate.
Compensation Committee Interlocks and Insider Participation
The five current members of the Compensation Committee, Michael Casey (Chairperson), Steven J. Collins, Martha A.M. Morfitt, Rhoda M. Pitcher, and Emily White, have never served as one of our officers or employees. None of our executive officers currently serve, or in fiscal 2015 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.
Director and Officer Stock Ownership Guidelines
In June 2008, we adopted our director and officer stock ownership guidelines due to our belief that our non-employee directors and certain of our executive officers should have a meaningful ownership stake in lululemon to underscore the alignment of executive officer, director, and stockholder interests and to encourage a long-term perspective in our management. Accordingly, our Nominating and Governance Committee adopted formal stock ownership guidelines, as amended, as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Non-employee directors	5 x Annual Cash Retainer Compensation
Chief Executive Officer	5 x Base Salary
Other executive officers reporting to Chief Executive Officer	3 x Base Salary
 Our non-employee directors are encouraged to comply with the guidelines within five years after their date of appointment or election.
The executive officers subject to the stock ownership guideline are required to retain 75% of the net shares of common stock acquired upon the vesting or exercise of any new incentive equity awards, after deducting the number of shares of common stock that would be needed to pay applicable taxes and/or exercise price, until the applicable stock ownership guideline is met. The executive officers subject to these stock ownership guidelines were required to comply with these stock ownership guidelines and stock retention policy by February 1, 2016.
Executive Officers
Our executive officers and their ages as of April 22, 2016 were as follows:

Name	Age	Position	Officer Since
Laurent Potdevin	48	Chief Executive Officer	2014
Stuart Haselden	46	Chief Financial Officer and Executive Vice President, Operations	2015
Miguel Almeida	39	Executive Vice President, Digital	2015
Lee Holman	44	Executive Vice President, Creative Director	2015
Scott Stump	49	Executive Vice President, Community and Brand	2014
Laurent Potdevin's biographical summary is included under "Corporate Governance — Our Board of Directors".
Stuart Haselden has served as our Chief Financial Officer since February 2015 and also became our Executive Vice President, Operations in October 2015. Mr. Haselden's career spans 15 years of executive leadership at global apparel retailers, including J. Crew Group, Inc. and Saks Incorporated. Most recently, Mr. Haselden served as Chief Financial Officer and Executive Vice President of J. Crew since May 15, 2012 and also served as its Principal Accounting Officer. From 2009 to 2012, Mr. Haselden served as J. Crew's Senior Vice President of Finance and Treasurer, and served as Vice President of Financial Planning & Analysis from 2006 to 2009. Before joining J. Crew, Mr. Haselden served as the Vice President of Strategic Planning for Saks Incorporated where he held a variety of positions from 1999 to 2005. Mr. Haselden also serves on the advisory board of the School of Human Sciences at Auburn University.
Miguel Almeida has served as our Executive Vice President, Digital since July 2015. Mr. Almeida's career spans over 15 years of operational and senior leadership with a keen focus on digital strategies. Most recently, he was the Group VP, Digital Commerce and Mobile solutions for Walgreens where he was responsible for omni-channel initiatives, mobile solutions, and online-to-consumer commerce across a variety of digital brands. Prior to joining Walgreens, Miguel held senior roles in the online groups of Apple and Dell where he drove global online expansion for both companies. Previously, he was a strategy consultant with The Boston Consulting Group where he worked across multiple countries in Europe and South America mainly in high technology, telecom, ecommerce, marketing and retail. Mr. Almeida received a licentiate degree in business administration from Universidade Catolica Portuguesa in Lisbon and holds an MBA from Harvard Business School.
Lee Holman has served as our Executive Vice President, Creative Director since October 2015. He was previously our Senior Vice President, Women's. Mr. Holman joined lululemon in 2014 with 20 years of design and leadership experience, including senior positions at Nike, where he served as Creative Director of Nike Sportswear and most recently as Vice President of Global Apparel, Innovation and Equipment Design Men's & Women's. Prior to Nike, Lee was Creative Director for high profile brands such as Burberry, and spent several years at Abercrombie & Fitch, Levi Strauss & Co, and Paul Smith. Mr. Holman obtained his MA Fashion Design from Central Saint Martins.
Scott (Duke) Stump has served as our Executive Vice President, Community and Brand since November 2014. Prior to joining lululemon, Mr. Stump was the Principal and Chief Architect at the Northstar Manifesto, which emphasized the role that a business conscience can play in propelling brands further on the road to growth and sustainability, where he had been since 2008. He also served as the SVP Culture, Creative and Brand Innovation at Easton Sports from January 2011 to April 2014. Prior to 2008, Mr. Stump worked at Seventh Generation as the Chief Marketing Officer and spent over 15 years at Nike in various roles in brand, product and sales.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our board of directors has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit the consolidated financial statements of lululemon for the fiscal year ending January 29, 2017. PwC has acted in such capacity since its appointment in fiscal 2006. A representative of PwC is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of lululemon and our stockholders.
Fees for Professional Services
The following table sets forth the aggregate fees billed or expected to be billed to lululemon for the fiscal years ended January 31, 2016 and February 1, 2015 by PwC:

	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$773,161	$750,262
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$—	$9,900
All Other Fees(4)	$—	$—
 __________

(1)
Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, including consent procedures in connection with public filings.

(2)
Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees".

(3)
Tax Fees consist of fees for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.
The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Chairperson of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.
None of the services related to Audit-Related Fees, Tax Fees, or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.
 Vote Required and Board Recommendation
Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
Our board of directors unanimously recommends a vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2017.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees lululemon's financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The Audit Committee also evaluates lululemon's policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and steps being taken to monitor, control, and report such risks.
The Audit Committee consists of four directors, each of whom, in the judgment of our board of directors, is an "independent director" for purposes of the Nasdaq listing standards. The Audit Committee acts pursuant to a written charter that has been adopted by our board of directors. A copy of this charter is available on our website at www.lululemon.com.
The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, Communication with Audit Committees. The Audit Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP's audit, the results of its examinations, and the overall quality of lululemon's financial reporting.
The Audit Committee has received from our independent registered public accounting firm a formal written statement describing all relationships between the firm and lululemon that might bear on the auditors' independence, as required by the applicable requirements of the PCOAB, and has discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our board of directors that lululemon's audited financial statements be included in lululemon's Annual Report on Form 10-K for the fiscal year ended January 31, 2016.

AUDIT COMMITTEE

Martha A.M. Morfitt (Chairperson)
Robert Bensoussan
Michael Casey
William H. Glenn

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
The Compensation Committee has adopted a compensation philosophy for our executive compensation program that has the following goals:

•	attract, retain, and motivate the executive talent necessary to drive the achievement of lululemon's high performance retail business model and contribute to our company's success;

•	focus on pay-for-performance by linking a significant portion of executive pay to the achievement of short-term and long-term business objectives;

•
align the interests of executives and stockholders by delivering a significant component of executive pay through performance based equity compensation and through our executive share ownership guidelines; and

•	provide total compensation near the market median for achieving business goals with the ability for actual pay to reach the 75th percentile or above for substantially exceeding goals.
Role of the Compensation Committee in Executive Compensation
The Compensation Committee evaluates the pay of our executive officers with the goal of setting compensation opportunities at levels they believe are comparable with executives in other companies operating in the retail apparel and other related industries that are generally of similar size and scope of operations. The Compensation Committee is responsible for establishing target compensation opportunities for our executive officers, reviewing and approving our goals and objectives relating to the compensation of our executive officers, evaluating the performance of our executive officers in light of such goals and objectives, and determining the actual compensation levels, perquisites, and other benefits of our executive officers based on this evaluation. The Compensation Committee is also charged with reviewing and recommending to our board of directors new or potential changes in executive compensation programs, evaluating our compensation policies and practices to determine whether they are properly coordinated and achieving their intended purposes, reviewing the various design elements of our compensation programs to determine whether any of their aspects encourage excessive or inappropriate risk-taking, and establishing and periodically reviewing policies for the administration of our executive compensation programs.
In connection with setting appropriate levels of compensation for our executive officers, the Compensation Committee bases its decisions on the general business and industry knowledge of the members of the Compensation Committee, the performance evaluations, experience, responsibilities, and potential of each individual, the recommendations of the Chief Executive Officer with respect to the other executive officers, and the advice of its independent compensation consultant, as well as information provided to the Compensation Committee with respect to the compensation of similarly situated executives at other comparable companies, while also taking into account our absolute and relative performance and achievement of strategic goals.
Role of the Independent Compensation Consultant
The Compensation Committee has engaged Frederic W. Cook & Co., or FWC, as its independent compensation consultant. FWC reports directly to the Compensation Committee and attends Compensation Committee meetings as requested. Under the terms of its engagement, FWC is responsible for reviewing Compensation Committee agendas and supporting materials in advance of each meeting, providing market data and recommendations regarding the compensation of the executive officers, advising on evolving trends and best practices in executive compensation and committee governance, assisting in the review and evaluation of our compensation policies and practices, and reviewing our Compensation Discussion and Analysis. FWC also provides independent advice to the Compensation Committee on director compensation. FWC does not provide, and is prohibited from providing, other services to lululemon and our management team. The Compensation Committee reviewed its relationship with FWC, considered FWC's independence and the existence of potential conflicts of interest, and determined that the engagement of FWC did not raise any conflict of interest. In reaching this conclusion, the Compensation Committee considered various factors, including the six factors set forth in the SEC and Nasdaq rules regarding compensation committee advisor independence.
Role of Executive Officers in Executive Compensation
Our non-employee directors, under the direction of the Co-Chairmen of the Board, meet with our Chief Executive Officer at the beginning of the year to agree upon his performance objectives for the year. At the end of the year, the non-employee directors meet with the Chief Executive Officer to assess his performance taking into account his achievement of those objectives, contribution to the company's performance, ethics and integrity, and other leadership accomplishments. This evaluation is shared with the Chief

Executive Officer by the Co-Chairmen of the Board and is used by the Compensation Committee in setting the Chief Executive Officer's compensation for the following year.
For the other executive officers, the Compensation Committee receives performance assessments and compensation recommendations from the Chief Executive Officer and also exercises its judgment based on the directors' interactions with the executive officers. As with the Chief Executive Officer, an executive officer's performance assessment is based on his or her achievement of objectives established between the executive officer and the Chief Executive Officer, contribution to the company's performance, ethics and integrity, and other leadership attributes and accomplishments.
Elements of Compensation
Our executive officer compensation consists of the following components:

Component	Purpose	How it Works
Base Salary	Provides base level of earnings throughout the year; considers a number of factors including responsibilities, industry experience, and historical performance.	Payable bi-weekly in arrears subject to deductions required by law or authorized by the executive.
Annual Cash Incentive	Rewards the achievement of financial, operational and strategic goals, as well as individual annual performance objectives.	Generally awarded in the form of performance-based cash awards and are payable based on the achievement of corporate performance goals established by the Compensation Committee.
Long-term Incentive Awards	Rewards the achievement of our long-term performance goals and aligns the incentives of our executives with the interests of our stockholders.
Generally awarded in the form of options to purchase shares of our common stock, performance-based restricted stock unit awards which vest on the achievement of performance goals established by the Compensation Committee, and restricted stock unit awards.

Other Benefits (e.g., health benefits, life insurance)	Supports the health and wellbeing of our executives.	Executives participate in the same benefit program as other employees with coverage including health, dental, short and long term disability, and life and accidental death and dismemberment insurance.
Our compensation policies and practices with respect to each of these elements, including the basis for the compensation awarded to our executive officers, are discussed below. In addition, while each element of compensation described below is considered separately, the Compensation Committee takes into account the full compensation opportunity for each executive officer in determining his or her total compensation.
Peer Group
At least annually, the Compensation Committee, with the assistance of FWC, conducts a review of the peer group used for executive compensation comparisons to ensure all peer companies remain appropriate for comparison purposes. In selecting peer companies, the Compensation Committee aims to identify companies with characteristics similar to ours: are in the retail apparel industry or another related industry, have a strong consumer brand, are highly profitable and fast growing, and are of a comparable size (based on revenue, operating income and market capitalization). Based on these criteria, the Compensation Committee utilized the following 18 peer companies for 2015 pay decisions:

2015 Peer Group:
Aeropostale	Chipotle Mexican Grill	Fossil	Michael Kors Holdings	Under Armour
American Eagle Outfitters	Coach	Gildan Outdoor	Netflix	Urban Outfitters
Buckle	Crocs	Joseph A. Bank	Panera Bread
Burberry	Decker's Outdoor	Kate Spade	PVH
Following a review conducted in June 2015, the Compensation Committee modified the peer group to remove Joseph A. Bank and added Finish Line and Lands' End to the 2016 peer group.
Base Salary
The base salary established for each of our executive officers is intended to reflect each individual's responsibilities, experience, historical performance, and other discretionary factors deemed relevant by the Compensation Committee. Base salary is also designed to provide our executive officers with a base level of earnings during the course of the fiscal year that is not contingent on short-term variations in our operating performance. In order to attract and retain qualified executives, base salaries are generally targeted near the market median of base salaries of similarly situated executives at the peer group companies. Base salaries for an executive officer may vary above or below median based on his or her performance, industry experience, and length of service.
In considering whether to adjust base salary from year to year, the Compensation Committee considers the following:

•	our corporate performance and the individual performance of the executive officer;

•	the relative value of the executive officer's position within the organization;

•	any new responsibilities delegated to the executive officer during the year;

•	any contractual agreements with the executive officer; and

•	the competitive marketplace for executive talent, including a review of base salaries for comparable positions at other similarly situated companies.
With these principles in mind, base salaries are reviewed at least annually by the Compensation Committee and our board of directors, and may be adjusted from time to time based on the results of this review. To support this review, FWC prepares a report for the Compensation Committee annually that contains an assessment of our executive officers' compensation, including base salary, annual cash incentives, and equity-based incentives, relative to comparable positions at the peer group companies and to survey data as a secondary point of reference.
The market for our senior executive talent is global and highly competitive, with the majority of our current executives recruited from U.S.-based retailers. To provide a more relevant and consistent comparison to the competitive salaries provided to comparable executives within our peer group, which are denominated in U.S. dollars, the salaries of our executive officers are denominated and paid in U.S. dollars.
Annual Cash Incentives
Our board of directors has the authority to award annual cash performance bonuses to our executive officers. The annual performance bonuses are intended to compensate our executive officers for achieving financial, operational and strategic goals and for achieving individual annual performance objectives. These annual bonus amounts are intended to reward both overall company and individual performance during the year and, as such, can be highly variable from year to year. Cash bonuses are designed to reward annual performance against key short-term performance metrics, as opposed to equity grants which are designed to reward the achievement of our long-term performance goals. We believe establishing cash bonus opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives and in motivating our executives to achieve our annual objectives.
The Compensation Committee sets the target annual bonus levels for each of our executive officers as a percentage of his or her base salary. The payment of these cash bonuses is based on specified corporate and individual performance goals established by the Compensation Committee. Actual payouts of these cash bonuses may vary from 0% of the target bonus level for performance below a threshold determined by the Compensation Committee at the beginning of the fiscal year to 200% of the target bonus level for achieving or exceeding the maximum performance level determined by the Compensation Committee at the beginning of the fiscal year. The table below sets forth the annual target bonus levels, as a percentage of each executive officer's base salary, set by the Compensation Committee for fiscal 2015 for each of our executive officers included in the summary compensation table in this proxy statement, to whom we refer as "named executive officers":

Executive	2015 Target Bonus as a Percentage of Base Salary
Laurent Potdevin	150%
Stuart Haselden	75%
Scott Stump	75%
Miguel Almeida	75%
Lee Holman	75%
Tara Poseley	75%
The annual cash bonuses paid to our executive officers for fiscal 2015 were paid under an executive bonus plan adopted by our board of directors in March 2011, which was approved by our stockholders at our 2011 annual meeting. Annual cash bonuses for our executive officers will no longer be paid under the executive bonus plan starting in fiscal 2016. Instead, these cash bonuses will be paid pursuant to performance-based cash awards under our 2014 Equity Incentive Plan, which was approved by our stockholders at our 2014 annual meeting. The executive bonus plan was designed for our executive officers at the level of executive vice president and above, as well as other senior officers designated by the Compensation Committee or our board of directors. The performance-based cash awards under the 2014 Equity Incentive Plan are awarded to our executive officers at the level of executive vice president and above. Both the executive bonus plan and the performance-based cash awards have been designed to achieve maximum tax deductibility for executive bonuses under Section 162(m) of the Code.
Under the design of the annual cash bonuses for our executive officers, no payouts are provided to executives unless the company achieves a performance goal determined by the Compensation Committee at the beginning of the fiscal year. For fiscal 2015, the performance goal was based on operating income. The annual cash bonuses are funded at maximum if the performance goal is achieved and the Compensation Committee may use negative discretion to reduce payouts from the maximum level.
During the first quarter of each fiscal year, the Compensation Committee approves the company financial performance measures for the annual cash bonus awards and a range of potential payouts resulting from the achievement of each financial performance goal. The Compensation Committee also approves the relative weighting of each specific financial performance measure. The Compensation Committee, with the assistance of management and its independent advisor, undertook a detailed review of the incentive compensation programs of the company to ensure that they were appropriately aligned with the company's strategic direction. As a result of that review, the Compensation Committee determined that for fiscal 2015, the annual cash bonus awards would be based entirely on the achievement of company's performance goals.
The Compensation Committee determined that for fiscal 2015, the contribution to the amount of the executive bonus payout based on the achievement of separate components of the company's financial performance goals would be weighted 60% on operating income, 20% on revenue, and 20% on gross margin. The maximum payout opportunity would vary by metric such that the maximum opportunity for the achievement of revenue and gross margin measures would be 125% of target, and the maximum for the achievement of the operating income measure would be 250% of target. The formula provided for a maximum potential payout of 200% of an executive's target bonus level and was intended to focus the executive team on the achievement of these three key financial goals, which emphasizes delivering quality earnings.
Following the completion of the fiscal year, the Compensation Committee reviews our performance relative to the achievement of our company's performance goals established at the beginning of the preceding fiscal year, and each executive's individual performance and contribution to achieving those goals, in order to determine the amount of bonus, if any, payable to our executive officers. In making its determination, the Compensation Committee may make adjustments to the company and individual performance results to take into account any extraordinary, unusual, or nonrecurring items occurring after the establishment of the performance goal. The Compensation Committee may reduce but not increase the amount earned by an executive officer according to the plan. Generally, executive officers must remain employed by us on the bonus payment date to be eligible for payment, unless the employment termination is a result of death or disability.
In March 2016, the Compensation Committee determined that the minimum level of annual operating income of $343,400,000 needed to fund the executive bonuses had been achieved. The Compensation Committee also reviewed actual performance against the company's financial goals set at the start of the year and determined that no adjustments were deemed necessary to the results for annual incentive purposes.
As outlined below, the Compensation Committee then determined that the company's financial performance goals had been achieved so that on a weighted basis the payout was calculated as 69.6% of target as outlined in the table below.

	Company Results (100% of total bonus)
	Operating Income (60% Weight; 250% Maximum Payout)	Revenue (20% Weight; 125% Maximum Payout)	Gross Margin (20% Weight; 125% Maximum Payout)
Threshold	$343,400,000	$1,880,800,000	48.5%
Target	$386,700,000	$2,043,800,000	49.7%
Maximum	$456,400,000	$2,089,800,000	50.0%
Actual 2015 Result	$369,076,000	$2,060,523,000	48.4%
Executive Bonus Result	79.6%	109.1%	—%

The actual bonuses paid to the names executive officers for fiscal 2015 performance represented 69.6% of their target award opportunities and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Named executive officers who joined the company during fiscal 2015 received a prorated portion of their bonus opportunity based upon the portion of the fiscal year they were employed, as per our standard policy and practice.
Equity-Based Compensation
Equity awards are an important component of our executive compensation program and we believe providing a significant portion of our executive officers' total compensation opportunity in equity-based compensation helps drive the achievement of our long-term performance goals and align the incentives of our executives with the interests of our stockholders. Additionally, we believe equity-based awards enable us to attract, motivate, retain, and adequately compensate executive talent.
The Compensation Committee determines the size, terms, and conditions of performance-based restricted stock unit awards, stock option grants, and restricted stock unit awards to our executive officers in accordance with the terms of the applicable plan. The Compensation Committee determined that the 2015 equity mix for executive officers would consist of 50% performance-based restricted stock units, 30% stock options, and 20% restricted stock units. The equity mix is designed to emphasize our pay for performance philosophy and the achievement of long-term financial growth objectives.
Generally, each executive officer is provided with an annual performance-based restricted stock unit award, a stock option grant, and a restricted stock unit award based on his or her position with us and his or her relevant prior performance. The Compensation Committee establishes a target annual equity award value for each executive officer based upon the annual review of his or her compensation relative to the peer group companies, with a secondary check against compensation survey data, and an assessment of company-wide equity usage. The Chief Executive Officer provides a recommendation to the Compensation Committee for the equity award grant values for the other executive officers based upon the review of each officer's performance.
Performance-Based Restricted Stock Unit Awards. Each performance-based restricted stock unit represents a right to receive one share of our common stock on a specified settlement date if the performance-based restricted stock unit vests as a result of our attainment of a performance goal during the performance period as well as continued employment. Each performance-based restricted stock unit award specifies the threshold, target, and maximum number of performance-based restricted stock units that will vest at certain performance levels. The range of performance-based restricted stock units that can be earned under the 2015 awards ranges from 0% of target for performance below threshold to 200% of target for performance at or above maximum.
The performance period and vesting period for our performance-based restricted stock unit awards consists of three fiscal years. For example, performance-based restricted stock units granted in fiscal 2015 will vest on the third anniversary of the grant date in early fiscal 2018, depending on the company's achievement of the performance goals established by the Compensation Committee for the fiscal 2015 through fiscal 2017 performance period.
During the first quarter of the fiscal year, the Compensation Committee establishes the minimum, target, and maximum performance and payout levels for the performance-based restricted stock unit awards. For the performance-based restricted stock units granted in each of fiscal 2013 and 2014 the performance measure used to determine payout of the awards is three-year cumulative operating income. For the performance-based restricted stock units granted in fiscal 2015, the performance measures that will be used to determine payout of the awards are three-year cumulative operating income and three-year cumulative net revenue. For purposes of the awards, performance measures may be adjusted by the Compensation Committee as it deems appropriate to exclude the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual, or nonrecurring item occurring after the grant of an award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance measures in order to prevent the dilution or enlargement of the participant's rights with respect to an award. The Compensation Committee believes the performance-based restricted stock unit goals that have been established require a significant level of growth in order to receive target, or any, payout and that they align the executives' interests with both the achievement of the company's long-term strategic plan and the performance of the company's stock price.
At the end of the performance period, the Compensation Committee reviews the results of the company's performance relative to the goals and determines the payout of the awards. For the performance-based restricted stock units awards granted in 2013 that covered the fiscal 2013 through 2015 performance period, our cumulative operating income resulted in a payout of 0% of the target performance-based restricted stock unit awards granted as outlined below.

2013 Award (2013-2015 Performance Cycle) 3-Year Cumulative Operating Income Goals			Actual 2013-2015 Cumulative Operating Income Performance
Threshold	Target	Maximum
$1,505,494,000	$1,771,169,000	$2,036,845,000	$1,136,467,000
Stock Options. Stock option grants generally have seven-year terms and vest in four equal installments beginning on the first anniversary of the date of grant to encourage executive retention and to compensate our executive officers for their contribution over the long-term. Stock options only have value to the executive officers to the extent that, on the date they are exercised, the company's share price is higher than the exercise price. The stock options are granted with an exercise price equal to the closing price of our common stock as reported on the Nasdaq on the date of grant.
Restricted Stock Unit Awards. Each restricted stock unit represents a right to receive one share of our common stock on a specified settlement date, if the time vesting requirement has been met. Restricted stock unit awards generally vest in three equal installments beginning on the first anniversary of the date of grant to encourage executive retention while maintaining direct shareholder alignment and to compensate our executive officers for their contribution over the long-term.
Other Features of the Executive Compensation Program
Stock Ownership Guidelines
We believe our executive officers should have a meaningful ownership stake in lululemon to underscore the alignment of executive officer and stockholder interests and to encourage a long-term perspective. Accordingly, our Nominating and Governance Committee adopted formal stock ownership guidelines for our executive officers as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Chief Executive Officer	5 x Base Salary
Other executive officers reporting to Chief Executive Officer	3 x Base Salary
 Our executive officers are required to retain 75% of the net shares of Common Stock acquired upon the vesting or exercise of any new incentive equity awards, after deducting the number of shares of Common Stock that would be needed to pay applicable taxes and/or exercise price, until the applicable stock ownership guideline is met.
Clawback Policy. In September 2015, the Compensation Committee approved a revised Clawback Policy which applies to all incentive-based compensation paid or awarded to an executive officer on or after the date the policy was adopted. Under the policy, in the event we determine that we must prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the U.S. federal securities laws, we will seek to recover, at the discretion of the Compensation Committee after it has reviewed the facts and circumstances that led to the requirement for the restatement and the costs and benefits of seeking recovery, the amount of erroneously awarded incentive-based compensation received by an executive officer during the three-year period immediately preceding the date on which we are required to prepare the restatement.

Other Benefits. Based on our pay-for-performance philosophy, our executive compensation program includes limited perquisites and other benefits as outlined below:

Benefits	Executive Officer Eligibility
Medical/Dental/Vision Plans	✓
Life and Disability Insurance	✓
Change in Control and Severance Plan	✓
Employee Stock Purchase Plan	Not offered
Deferred Compensation Plan	Not offered
Supplemental Executive Retirement Plan	Not offered
Employee Stock Ownership Plan	Not offered
Defined Benefit Pension Plan	Not offered
401(k) Plan (or other defined contribution group savings program)	Not offered

Perquisites	Executive Officer Eligibility
Employee Discount	✓
Tax Preparation	✓
Relocation Assistance (temporary housing, moving expenses, tax equalization)	✓
Supplemental Life Insurance	✓
Fitness Benefit	✓
Executive Medical	Not offered
Financial Counseling	Not offered
Automobile	Not offered
Personal Use of Company Aircraft	Not offered
Security Services	Not offered
The cost of providing these benefits and perquisites to the named executive officers is included in the amounts shown in the "All Other Compensation" column of the Summary Compensation Table and detailed in the footnotes to such table. We believe the executive benefits we provide are reasonable and generally consistent with benefits offered by companies with which we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent.
Specifically, under certain circumstances, we provide relocation benefits to executive officers who relocate for work on our behalf. We believe this helps us recruit talented and experienced executives. Mr. Potdevin, Mr. Haselden, Mr. Stump, Mr. Almeida, Mr. Holman, and Ms. Poseley relocated to Canada from the United States to work for us. These executive officers each received tax preparation assistance, reimbursement of moving expenses, and reimbursement of temporary housing expenses. Mr. Potdevin also received a tax equalization payment equal to the difference between his total tax paid or payable for 2014 and the tax that would have been paid or payable if he had been employed exclusively in the U.S. in 2014. He will receive a similar equalization payment equal to 70% of the difference for 2015.
Employment Agreements and Severance Arrangements
We have entered into employment agreements with our named executive officers that provide them with certain severance rights. These agreements were made in order to attract and retain the services of these particular executives. The agreements were the result of negotiations between the parties, which we believe resulted in employment and severance terms and conditions that are commercially competitive and typical of the terms and conditions afforded to similarly situated executives in other companies of similar size and stage of business life cycle operating in the retail apparel industry.
In each case, severance payments are contingent on the occurrence of certain termination (or constructive termination) events and are subject to the executive's compliance with the surviving terms of the employment agreement and the terms of a non-compete, non-solicitation, and non-disparagement agreement, as well as the executive's release of any employment-related claims he or she may have against us. These severance arrangements are intended to provide the executives with a sense of security in making the commitment to dedicate his or her professional career to our success. These severance rights do not differ based on whether or not we experience a change in control. The specific terms of these arrangements with respect to our named executive officers are discussed in detail under the heading "Agreements with Named Executive Officers".

Risk Considerations in Determining Compensation
The Compensation Committee annually reviews the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. Following the risk evaluation, the Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.
Tax Considerations in Determining Compensation
We consider the tax treatment of various forms of compensation and the potential for excise taxes to be imposed on our executive officers which might have the effect of hindering the purpose of their compensation. While we do not design our compensation programs solely for tax purposes, we do design our plans to be tax efficient for the company where possible and where the design does not add a layer of complexity to the plans or their administration. This requires us to consider several provisions of the Internal Revenue Code. While we endeavor to use tax-efficient compensation structures when feasible, the Compensation Committee has the discretion to deliver non-deductible forms of compensation.
Compensation Changes for Fiscal 2016
Following its annual review of the target compensation levels of the executive officers and the Chief Executive Officer's assessment of each officer's performance and individual contributions, the Compensation Committee approved increases to the base salaries of Mr. Haselden, Mr. Stump, Mr. Almeida, and Mr. Holman. Following its annual review of the target compensation of the Chief Executive Officer and an assessment of his performance, the Compensation Committee approved an increase in Mr. Potdevin's base salary designed to align his compensation closer to the median of the company's peer group and to recognize his significant contributions and leadership. The table below sets forth the base salary set by the Compensation Committee for fiscal 2016 and fiscal 2015 for each of our current executive officers:

Name	Fiscal 2016 Base Salary	Fiscal 2015 Base Salary
Laurent Potdevin	USD$1,025,000	USD$1,000,000
Stuart Haselden	USD$645,000	USD$575,000
Scott Stump	USD$570,000	USD$550,000
Miguel Almeida	USD$570,000	USD$550,000
Lee Holman(1)	USD$550,000	USD$500,000
_________

(1)	Mr. Holman's base salary for fiscal 2015 represents his base salary as of October 26, 2015, the effective date of him beginning service in the role of Executive Vice President, Creative Director.
During fiscal 2015, the Compensation Committee, with the assistance of management and its independent advisor, reviewed our incentive compensation programs to evaluate whether they were appropriately aligned with our strategic direction. As a result of that review, the Compensation Committee determined that for fiscal 2016 the performance-based cash awards for executive officers will continue to be based entirely on our achievement of financial performance goals and weighted 60% on operating income, 20% on revenue, and 20% on gross margin. For fiscal 2016, the overall weighted average maximum bonus opportunity will remain at 200% of target, but the maximum payout opportunity for the achievement of revenue and gross margin measures will shift to 150% of target (up from 125% in fiscal 2015), and the maximum for operating income measure will shift to 233% of target (down from 250% in fiscal 2015). The Compensation Committee believes this formula will continue to focus the executive team on the achievement of these three key financial goals, with an emphasis on delivering quality earnings.
In addition, the Compensation Committee determined that vesting of performance-based restricted stock units will continue to be based on both earnings and revenue and weighted 70% on operating income and 30% on revenue. Starting with awards made in fiscal 2016, the calculation of the number of shares of common stock that would be payable on the settlement date has been modified such that one third of the total number of shares that would be payable is to be based on the achievement of performance measures in each of the three separate fiscal years included in the performance period. The targets for all three fiscal years of the performance period are determined at the time of grant. The vesting of performance-based restricted stock units continues to be at the end of three years.
Beginning in fiscal 2016, the Chief Executive Officer's equity-based compensation will consist of 50% stock options and 50% performance-based restricted stock units, and will not include restricted stock units like the other executive officers.
The Compensation Committee also determined that beginning in fiscal 2016, annual stock option awards would be granted once per year, rather than our historical practice of granting half the annual stock option awards in March and the rest in September.

Compensation Committee Report
We, the Compensation Committee of the board of directors of lululemon athletica inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in lululemon's Annual Report on Form 10-K for the fiscal year ended January 31, 2016.

COMPENSATION COMMITTEE

Michael Casey (Chairperson)
Steven J. Collins
Martha A.M. Morfitt
Rhoda M. Pitcher
Emily White

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table sets forth summary information concerning the compensation of our principal executive officer, our principal financial officer, our three other most highly compensated executive officers during fiscal 2015, and one former executive officer who would have been included among our three other most highly compensated executive officers had she continued to serve as an executive officer through January 31, 2016. We refer to these persons as our "named executive officers." The dollar amounts shown are in U.S. dollars. The amounts originally in Canadian dollars were converted to U.S. dollars using the average of the average exchange rates for each fiscal month during the applicable fiscal year. Applying this formula to fiscal 2015, 2014, and 2013, CDN$1.00 was equal to USD$0.773, USD$0.898, and USD$0.963, respectively.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Laurent Potdevin, Chief Executive Officer(6)	2015	986,540	—	2,099,973	900,127	1,029,948	207,714	5,224,302
	2014	846,869	—	1,619,982	1,081,097	520,808	38,019	4,106,775
	2013	17,308	1,850,000	2,000,041	—	—	—	3,867,349
Stuart Haselden, Chief Financial Officer and Executive Vice President, Operations(7)	2015	571,581	500,000	1,045,981	734,103	299,295	99,476	3,250,436
	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—
Scott Stump, Executive Vice President, Community and Brand(8)	2015	533,195	—	545,998	234,028	279,217	—	1,592,438
	2014	68,856	372,000	477,989	52,048	—	—	970,893
	2013	—	—	—	—	—	—	—
Miguel Almeida, Executive Vice President, Digital(9)	2015	306,735	450,000	845,939	234,033	160,116	19,033	2,015,856
	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—
Lee Holman, Executive Vice President, Creative Director (10)	2015	443,397	—	258,176	110,651	178,186	—	990,410
	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—
Tara Poseley, Former Chief Product Officer(11)	2015	620,753	—	655,237	280,859	325,032	14,187	1,896,068
	2014	521,948	—	1,294,801	343,555	153,170	89,124	2,402,598
	2013	126,923	300,000	483,877	501,025	—	—	1,411,825
_________

(1)	The dollar amounts shown are in U.S. dollars. The named executive officers were paid in Canadian dollars until March 22, 2015, after which time they were paid in U.S. dollars.

(2)
This column reflects the grant date fair value of performance-based restricted stock units, restricted stock units, and restricted shares granted. See the "Grants of Plan-Based Awards Table" for information on performance-based restricted stock units and restricted stock units granted to our named executive officers in fiscal 2015. These amounts reflect the grant date fair value of the awards at target, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2016 for a discussion of all assumptions made by us in determining the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 values of our equity awards.

(3)
This column reflects the grant date fair value of stock options granted. See the "Grants of Plan-Based Awards Table" for information on stock options granted to our named executive officers in fiscal 2015. These amounts reflect the grant date fair value of the awards, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2016 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(4)	Non-Equity Incentive Plan Compensation includes the annual cash incentive paid in early fiscal 2016 under the executive bonus plan for fiscal 2015.

(5)
For fiscal 2015, all other compensation consists of (a) residency and moving related expenses and personal tax preparation fees paid on behalf of Mr. Potdevin, Ms. Haselden, Mr. Almeida, and Ms. Poseley, of $90,563, $99,476, $19,033, and $14,187 respectively, and (b) a gross-up for tax equalization purposes paid to Mr. Potdevin of $117,151. The aggregate of all perquisites and other personal benefits for each of the other respective named executive officers was less than $10,000. For fiscal 2014, all other compensation consists of (a) residency and moving related expenses and personal tax preparation fees paid on behalf of Mr. Potdevin and Ms. Poseley of $35,264 and $81,297, respectively, and (b) a gross-up for tax purposes paid to Mr. Potdevin and Ms. Poseley of $2,755 and $7,827, respectively. For 2013, the aggregate of all perquisites and other personal benefits for each respective named executive officer was less than $10,000.

(6)	Mr. Potdevin commenced employment as our Chief Executive Officers in January 2014 and received a signing bonus of $200,000 and a retention bonus of $1,650,000 in fiscal 2013.

(7)
Mr. Haselden commenced employment as our Chief Financial Officer in February 2015 and received a retention bonus of $500,000 in fiscal 2015. He received a stock option grant with a grant date fair value of $500,075 in fiscal 2015 in connection with the expansion of his role as a result of organizational changes to include certain operational aspects.

(8)	Mr. Stump commenced employment as our Executive Vice President, Community and Brand in November 2014 and received a retention bonus of $372,000 in fiscal 2014.

(9)
Mr. Almeida commenced employment as our Executive Vice President, Digital in July 2015 and received a retention bonus of $450,000 in fiscal 2015. Mr. Almeida will reimburse us for the retention bonus in the event he voluntarily resigns his position as Executive Vice President, Digital or is terminated with cause within 12 months from his start date.

(10)
Mr. Holman previously worked for lululemon in a non-executive capacity until October 2015, when he began serving as our Executive Vice President, Creative Director. The amounts reported as compensation earned by Mr. Holman during fiscal 2015 include the amounts earned by him in his previous capacity.

(11)
Ms. Poseley commenced employment as our Chief Product Officer in November 2013 and received a retention bonus of $300,000 in fiscal 2013. Ms. Poseley's employment was terminated in October 2015. She provided transition consulting services through the end of March 2016.

2015 Grants of Plan-Based Awards
The following table sets forth each plan-based award made to a named executive officer in fiscal 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Type of Award	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Laurent Potdevin	Stock Option	03/30/2015	—	—	—	—	—	—	—	20,178	64.83	450,067
	Stock Option	09/14/2015	—	—	—	—	—	—	—	24,319	53.79	450,060
	Performance-Based Restricted Stock Unit	03/30/2015	—	—	—	11,569	23,137	46,274	—	—	—	1,499,972
	Restricted Stock Unit(5)	03/30/2015	—	—	—	—	—	—	9,255	—	—	600,002
	Annual Cash Incentive Plan	03/19/2015	739,905	1,479,810	2,959,620	—	—	—	—	—	—	—
Stuart Haselden	Stock Option	03/30/2015	—	—	—	—	—	—	—	5,246	64.83	117,011
	Stock Option	09/14/2015	—	—	—	—	—	—	—	6,323	53.79	117,017
	Stock Option (6)	10/26/2015	—	—	—	—	—	—	—	30,093	48.30	500,075
	Performance-Based Restricted Stock Unit	03/30/2015	—	—	—	3,008	6,016	12,032	—	—	—	390,017
	Restricted Stock Unit(5,7)	02/02/2015	—	—	—	—	—	—	7,631	—	—	499,983
	Restricted Stock Unit(5)	03/30/2015	—	—	—	—	—	—	2,406	—	—	155,981
	Annual Cash Incentive Plan	03/19/2015	214,343	428,686	857,372	—	—	—	—	—	—	—
Scott Stump	Stock Option	03/30/2015	—	—	—	—	—	—	—	5,246	64.83	117,011
	Stock Option	09/14/2015	—	—	—	—	—	—	—	6,323	53.79	117,017
	Performance-Based Restricted Stock Unit	03/30/2015	—	—	—	3,008	6,016	12,032	—	—	—	390,017
	Restricted Stock Unit(5)	03/30/2015	—	—	—	—	—	—	2,406	—	—	155,981
	Annual Cash Incentive Plan	03/19/2015	199,948	399,896	799,793	—	—	—	—	—	—	—
Miguel Almeida	Stock Option	09/14/2015	—	—	—	—	—	—	—	12,646	53.79	234,033
	Performance-Based Restricted Stock Unit	09/14/2015	—	—	—	3,625	7,250	14,500	—	—	—	389,978
	Restricted Stock Unit(5,8)	07/13/2015	—	—	—	—	—	—	4,679	—	—	299,971
	Restricted Stock Unit(5)	09/14/2015	—	—	—	—	—	—	2,900	—	—	155,991
	Annual Cash Incentive Plan	03/19/2015	115,026	230,051	460,103	—	—	—	—	—	—	—
Lee Holman	Stock Option	03/30/2015	—	—	—	—	—	—	—	2,186	64.83	48,758
	Stock Option	09/14/2015	—	—	—	—	—	—	—	2,635	53.79	48,765
	Stock Option (9)	10/26/2015	—	—	—	—	—	—	—	790	48.30	13,128
	Performance-Based Restricted Stock Unit (11)	03/30/2015	—	—	—	1,254	2,507	5,014	—	—	—	162,529
	Performance-Based Restricted Stock Unit (9)	10/26/2015	—	—	—	227	453	906	—	—	—	21,880

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Type of Award	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
	Restricted Stock Unit(5)	03/30/2015	—	—	—	—	—	—	1,003	—	—	65,024
	Restricted Stock Unit(5,9)	10/26/2015	—	—	—	—	—	—	181	—	—	8,742
	Annual Cash Incentive Plan	03/19/2015	127,674	255,348	510,697	—	—	—		—	—
Tara Poseley	Stock Option	03/30/2015	—	—	—	—	—	—	—	6,296	64.83	140,431
	Stock Option	09/14/2015	—	—	—	—	—	—	—	7,588	53.79	140,427
	Performance-Based Restricted Stock Unit	03/30/2015	—	—	—	3,610	7,219	14,438	—	—	—	468,008
	Restricted Stock Unit(5)	03/30/2015	—	—	—	—	—	—	2,888	—	—	187,229
	Annual Cash Incentive Plan	03/19/2015	232,782	465,564	931,129	—	—	—	—	—	—	—
__________

(1)
The dollar amounts shown are in U.S. dollars. The amounts originally in Canadian dollars were converted using the average of the average exchange rates for each fiscal month during fiscal 2015. Applying this formula to fiscal 2015, CDN$1.00 was equal to USD$0.773.

(2)	The performance-based restricted stock units vest based on achievement of performance goals over a three-year performance period.

(3)	The stock options vest in 25% installments on the four anniversary dates following the grant date.

(4)
This column reflects the grant date fair value in U.S. dollars of the award granted at target in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2016 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(5)	The restricted stock units vest in installments of 33%, 33%, and 34% on the three anniversary dates following the grant date.

(6)	Mr. Haselden received a one-time grant of stock options in connection with the expansion of his role as a result of organizational changes to include certain operational aspects.

(7)	Mr. Haselden received a one-time grant of restricted share units effective as of his employment start date.

(8)	Mr. Almeida received a one-time grant of restricted share units effective as of his employment start date.

(9)	In conjunction with his promotion, Mr. Holman received a pro-rated grant of stock options, performance-based restricted share unit awards, and restricted share unit awards.

2015 Outstanding Equity Awards at Fiscal Year End
The following tables set forth unexercised stock options and equity incentive plan awards that have not yet vested for each named executive officer outstanding as of the fiscal year ended January 31, 2016.

	Outstanding Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Laurent Potdevin	03/31/2014	6,995	20,984	52.59	03/31/2021
	09/15/2014	8,322	24,967	44.20	09/15/2021
	03/30/2015	—	20,178	64.83	03/30/2022
	09/14/2015	—	24,319	53.79	09/14/2022
Stuart Haselden	03/30/2015	—	5,246	64.83	03/30/2022
	09/14/2015	—	6,323	53.79	09/14/2022
	10/26/2015	—	30,093	48.30	10/26/2022
Scott Stump	12/15/2014	658	1,972	53.87	12/15/2021
	03/30/2015	—	5,246	64.83	03/30/2022
	09/14/2015	—	6,323	53.79	09/14/2022
Miguel Almeida	09/14/2015	—	12,646	53.79	09/14/2022
Lee Holman	12/15/2014	506	1,517	53.87	12/15/2021
	03/30/2015	—	2,186	64.83	03/30/2022
	09/14/2015	—	2,635	53.79	09/14/2022
	10/26/2015	—	790	48.30	10/26/2022
Tara Poseley	12/16/2013	8,785	8,785	57.88	12/16/2020
	03/31/2014	2,223	6,668	52.59	03/31/2021
	09/15/2014	2,645	7,934	44.20	09/15/2021
	03/30/2015	—	6,296	64.83	03/30/2022
	09/14/2015	—	7,588	53.79	09/14/2022
_________

(1)	The stock options vest in 25% installments on the four anniversary dates following the grant date.

	Outstanding Stock Awards
		Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Laurent Potdevin	01/20/2014	14,039(4)	871,401	—	—
	03/31/2014	—	—	30,804	1,912,004
	03/30/2015	—	—	23,137	1,436,114
	03/30/2015	9,255(5)	574,458	—	—
Stuart Haselden	02/02/2015	7,631(5)	473,656	—	—
	03/30/2015	—	—	6,016	373,413
	03/30/2015	2,406(5)	149,340	—	—
Scott Stump	12/15/2014	—	—	1,448	89,877
	12/15/2014	4,975(5)	308,798	—	—
	03/30/2015	—	—	6,016	373,413
	03/30/2015	2,406(5)	149,340	—	—
Miguel Almeida	07/13/2015	4,679(5)	290,426	—	—
	09/14/2015	—	—	7,250	450,008
	09/14/2015	2,900(5)	180,003	—	—
Lee Holman	12/15/2014	—	—	1,114	69,146
	12/15/2014	622(5)	38,608	—	—
	03/30/2015	—	—	2,507	155,609
	03/30/2015	1,003(5)	62,256	—	—
	10/26/2015	—	—	453	28,118
	10/26/2015	181(5)	11,235	—	—
Tara Poseley	12/16/2013	—	—	8,360	518,905
	03/31/2014	—	—	9,789	607,603
	09/15/2014	13,235(6)	821,496	—	—
	03/30/2015	—	—	7,219	448,083
	03/30/2015	2,888(5)	179,258	—	—
_________

(1)	The market value of the restricted share awards and restricted stock units is based on $62.07 per share, the fair market value on January 29, 2016, the last trading day of our 2015 fiscal year.

(2)	The performance-based restricted stock units vest based on a three-year performance period.

(3)
The aggregate dollar value of the performance-based restricted stock units is shown at target payout value based on $62.07 per share, the fair market value on January 29, 2016, the last trading day of our 2015 fiscal year.

(4)	The restricted shares vest in 1/3 installments on the three anniversary dates following the grant date.

(5)	The restricted stock units vest in installments of 33%, 33%, and 34% on the three anniversary dates following the grant date.

(6)	The restricted stock units vest in installments of 25%, 25%, and 50% on the three anniversary dates following the grant date.

2015 Option Exercises and Stock Vested
The following table provides information regarding stock options exercised by our named executive officers during fiscal 2015 and the performance-based restricted stock units, restricted stock units, and restricted shares that vested and the value realized upon vesting by our named executive officers during fiscal 2015. Stock option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Laurent Potdevin	01/20/2014	—	—	14,038	785,426
Stuart Haselden	—	—	—	—	—
Scott Stump	12/15/2014	—	—	2,450	120,687
Miguel Almeida	—	—	—	—	—
Lee Holman	12/15/2014	—	—	306	15,074
Tara Poseley	09/15/2014	—	—	4,412	235,468
_________

(1)	This represents the total number of shares acquired on the vesting of the stock awards. The shares were issued to the officers on a net basis as we withheld shares to cover taxes.

Agreements with Named Executive Officers
Laurent Potdevin
On December 1, 2013, we entered into an Executive Employment Agreement with our current Chief Executive Officer, Laurent Potdevin. Under the terms of his employment agreement, Mr. Potdevin received an initial annual base salary of $900,000 which was subsequently adjusted to $1,025,000 for fiscal 2016. Under the terms of his employment agreement, Mr. Potdevin is eligible to receive an annual target performance bonus of 150% of his base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Pursuant to the terms of his employment agreement, we granted Mr. Potdevin 42,115 restricted shares, which vest in 1/3 installments on the three anniversary dates following the grant date of January 20, 2014. Mr. Potdevin also received a signing bonus of $200,000 and a retention bonus of $1,650,000 as part of his employment agreement.
Mr. Potdevin agreed to serve as a director of lululemon and its affiliates, and will not be entitled to additional compensation for these positions. Upon the termination of his employment agreement for any reason, Mr. Potdevin has agreed to resign from all these director positions. Mr. Potdevin has further agreed that, while he is still employed by us, he will not serve as a director of more than two entities that are unrelated to lululemon, and has agreed to obtain the advance consent of our board of directors prior to commencing any such service for an unrelated entity.
We will reimburse Mr. Potdevin for all reasonable out-of-pocket business-related expenses and he is entitled to participate in the employee benefit and fringe benefit arrangements generally available to our senior executive employees. We also agreed to reimburse Mr. Potdevin for his reasonable moving and relocation expenses incurred and to remit up to 45.8% of the tax due to the Canada Revenue Agency (or comparable U.S. Agency) on the relocation benefits on behalf of Mr. Potdevin, which amount shall itself be grossed-up to account for any taxes associated with the grossed up amount. We also agreed to assist Mr. Potdevin with his tax filings in Canada and the United States for the 2014 and 2015 tax filing years. With respect to the tax years ending December 31, 2014 and 2015, respectively, we agreed to tax equalize the payments for Mr. Potdevin's base salary and bonus, according to the terms set out in his employment agreement.
Mr. Potdevin's employment may be terminated by Mr. Potdevin or by us at any time, with or without cause. In the event Mr. Potdevin voluntarily resigns or we terminate his employment for cause, he will receive only his accrued base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Mr. Potdevin without cause or for good reason, and subject to his compliance with the surviving terms of his employment agreement and his release of all employment-related claims he may have against us, he will be entitled to (i) 18 months of base salary, (ii) acceleration of vesting of all performance-based restricted stock units held by Mr. Potdevin on a pro rata basis, and (iii) acceleration of vesting of all stock options held by Mr. Potdevin to the extent such stock options were scheduled to vest on the next annual vesting date.
For purposes of Mr. Potdevin's employment agreement with us, termination "for cause" includes any of the following conduct by, or authorized or permitted by, Mr. Potdevin:

•	violation of any contractual or common law duty to the company;

•	conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude;

•
acts or omissions constituting gross negligence, recklessness or willful misconduct with respect to Mr. Potdevin's obligations under his employment agreement or otherwise relating to the business of company;

•	material breach of his employment agreement; or

•
failure to relocate his primary residence to the Vancouver, British Columbia, area within 120 days after a Canadian work permit and all other necessary authorizations and approvals to work in Canada are granted.

In the event of any of the foregoing, Mr. Potdevin will have 15 days from receipt of written notice from us to cure the issue, if curable, which notice shall specifically identify the applicable cause and how it shall be cured, and failure to timely effect such cure shall entitle us to terminate Mr. Potdevin's employment for cause.
Stuart Haselden
On January 2, 2015, we entered into an Executive Employment Agreement with our current Chief Financial Officer and Executive Vice President, Operations, Stuart Haselden. Mr. Haselden commenced serving as our Chief Financial Officer on February 2, 2015. Under the terms of his employment agreement, Mr. Haselden received an initial annual base salary of CDN$575,000 and he is eligible to receive an annual target performance bonus of 75% of his base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Mr. Haselden's annual base salary was subsequently adjusted to USD$575,000 for fiscal 2015, and then adjusted to USD$625,000 in October 2015 in connection with the expansion of his role to include certain operational aspects. Mr. Haselden's annual base salary was subsequently adjusted to USD$645,000 for fiscal 2016. Mr. Haselden received a retention bonus of $500,000 as part of his employment agreement. In addition, Mr. Haselden received a one-time grant of a number of restricted share units equal to $500,000, effective as of his employment start date, which will vest with respect to 1/3 of the shares per year for three years on each anniversary of his employment start date if he continues to be employed by us on such vesting date.
Mr. Haselden will be eligible for annual equity awards as determined by the Compensation Committee. In addition, we will reimburse Mr. Haselden for all reasonable out-of-pocket expenses properly incurred in the course of his employment and he is entitled to participate in the applicable employee benefit plans as are in effect from time to time.
We agreed to provide Mr. Haselden relocation services through a third party vendor in accordance with our standard executive relocation policy. If Mr. Haselden voluntarily resigns or we terminate his employment for cause, we are entitled to deduct the pro-rata amount of relocation fees we paid in connection with his relocation from any final payments owed to Mr. Haselden.
Mr. Haselden's employment may be terminated by him or by us at any time, with or without cause. In the event Mr. Haselden voluntarily resigns or we terminate his employment for cause, he will receive only his base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Mr. Haselden's employment without cause or he terminates his employment for good reason, in addition to the amounts described above Mr. Haselden will be entitled to severance equal to
15 months of his then-current base salary, subject to his compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and his release of all employment-related claims he may have against us.
Scott Stump
On November 4, 2014, we entered into an Executive Employment Agreement with our current Executive Vice President, Community and Brand, Scott Stump. Mr. Stump commenced serving in this capacity on November 24, 2014. Under the terms of his employment agreement, Mr. Stump received an initial annual base salary of CDN$550,000 and he is eligible to receive an annual target performance bonus of 75% of his base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Mr. Stump's annual base salary was subsequently adjusted to USD$570,000 for fiscal 2016. Mr. Stump received a retention bonus of CDN$400,000 as part of his employment agreement. In addition, Mr. Stump received a one-time grant of a number of restricted share units equal to $400,000, effective as of his employment start date, which award will vest with respect to 1/3 of the shares per year for three years on each anniversary of his employment start date if he continues to be employed by us on such vesting date.
Mr. Stump will be eligible for annual equity awards as determined by the Compensation Committee. In addition, we will reimburse Mr. Stump for all reasonable out-of-pocket expenses properly incurred in the course of his employment and he is entitled to participate in the applicable employee benefit plans as are in effect from time to time.
We agreed to provide Mr. Stump relocation services through a third party vendor in accordance with our standard executive relocation policy. If Mr. Stump voluntarily resigns or we terminate his employment for cause, we are entitled to deduct the pro-rata amount of relocation fees we paid in connection with his relocation from any final payments owed to Mr. Stump.
Mr. Stump's employment may be terminated by him or by us at any time, with or without cause. In the event Mr. Stump voluntarily resigns or we terminate his employment for cause, he will receive only his base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Mr. Stump's employment without cause or he terminates his employment for good reason, in addition to the amounts described above Mr. Stump will be entitled to severance equal to 15 months of his then-current base salary, subject to his compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and his release of all employment-related claims he may have against us.
Miguel Almeida
On June 4, 2015, we entered into an Executive Employment Agreement with our current Executive Vice President, Digital, Miguel Almeida. Under the terms of his employment agreement, Mr. Almeida received an initial annual base salary of $550,000 and he is eligible to receive an annual target performance bonus of 75% of his base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Mr. Almeida's annual base salary was subsequently adjusted to $570,000 for fiscal 2016. Mr. Almeida received a retention bonus of $450,000, for which he agreed to reimburse us in the event he voluntarily resigns or his employment is terminated for cause within 12 months from his employment start date. In addition, Mr. Almeida received a one-time grant of a number of restricted share units equal to $300,000, effective as of his employment start date, which award will vest with respect to 1/3 of the shares per year for three years on each anniversary of his employment start date if he continues to be employed by us on such vesting date.
Mr. Almeida will be eligible for annual equity awards as determined by the Compensation Committee. In addition, we will reimburse Mr. Almeida for all reasonable out-of-pocket expenses properly incurred in the course of his employment and he is entitled to participate in the applicable employee benefit plans as are in effect from time to time.

We agreed to provide Mr. Almeida relocation services through a third party vendor in accordance with our standard executive relocation policy. If Mr. Almeida voluntarily resigns or we terminate his employment for cause, we are entitled to deduct the pro-rata amount of relocation fees we paid in connection with his relocation from any final payments owed to Mr. Almeida.
Mr. Almeida's employment may be terminated by him or by us at any time, with or without cause. In the event Mr. Almeida voluntarily resigns or we terminate his employment for cause, he will receive only his base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Mr. Almeida's employment without cause, in addition to the amounts described above Mr. Almeida will be entitled to severance equal to 15 months of his then-current base salary, subject to his compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and his release of all employment-related claims he may have against us.
Lee Holman
On October 26, 2015, we entered into an Executive Employment Agreement with our current Executive Vice President, Creative Director, Lee Holman. Under the terms of his employment agreement, Mr. Holman received an annual base salary of $500,000 and he is eligible to receive an annual target performance bonus of 75% of his base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Mr. Holman's annual base salary was subsequently adjusted to $550,000 for fiscal 2016.
Mr. Holman will be eligible for annual equity awards as determined by the Compensation Committee. In addition, we will reimburse Mr. Holman for all reasonable out-of-pocket expenses properly incurred in the course of his employment and he is entitled to participate in the applicable employee benefit plans as are in effect from time to time.
Mr. Holman's employment may be terminated by him or by us at any time, with or without cause. In the event Mr. Holman voluntarily resigns or we terminate his employment for cause, he will receive only his base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Mr. Holman's employment without cause, in addition to the amounts described above Mr. Holman will be entitled to severance equal to 15 months of his then-current base salary, subject to his compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and his release of all employment-related claims he may have against us.
Potential Post-Employment Payments
We do not have a pre-defined involuntary termination severance plan or policy for employees, including our named executive officers. Our practice in an involuntary termination situation may include the following non-equity benefits:

•	salary continuation dependent on the business reason for the termination;

•	lump-sum payment based on job level and years of service with lululemon;

•	paid health care coverage and COBRA payments for a limited time; and

•	outplacement services.
The following table summarizes the terms that our current equity incentive plan and standard form of award agreements establish for how stock options, performance-based restricted stock units, restricted shares, and restricted stock units would be treated in the event of termination of employment for cause, retirement, death, disability, and other termination, and upon a change in control. As discussed above under "Agreements with Named Executive Officers", the provisions of individual employment agreements may also establish how stock options, performance-based restricted stock units, restricted shares, and restricted stock units would be treated in the event of termination or upon a change in control.
Summary of the Treatment of Equity Awards Upon Termination of Employment and Change in Control

Termination Scenario	Stock Options	Performance-Based Restricted Stock Units (PSUs)	Restricted Shares	Restricted Stock Units (RSUs)
Cause	All options immediately expire.	All PSUs are immediately forfeited.	All unvested shares of restricted stock are immediately forfeited.	All RSUs are immediately forfeited.

Termination Scenario	Stock Options	Performance-Based Restricted Stock Units (PSUs)	Restricted Shares	Restricted Stock Units (RSUs)
Retirement (meaning an individual's termination of service (other than for cause) after the earlier of his or her completion of 25 years of service or the date on which he or she reaches at least the age of 55 and has completed at least 10 years of service)

Stock options granted before September 2012 may be exercised within 90 days, to the extent they were exercisable at the time of termination.

All unvested stock options granted in September 2012 or later will continue to vest for twelve months following the date of termination and may be exercised within the earlier of three years from the date of termination or the regular expiry date.

PSUs granted before September 2012 are immediately forfeited.

For PSUs granted in September 2012 or later, on the PSU vesting date, the number of PSUs that vest is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of full months of such participant's service during the performance period to the total number of full months contained in the performance period.
			All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited.
Death
Stock options granted before September 2012 may be exercised within 12 months, to the extent they were exercisable at the time of death.

Stock options granted in September 2012 or later fully vest upon death and may be exercised within the earlier of 12 months or the regular expiry date.

For PSUs granted before September 2012, on the PSU vesting date, the number of PSUs that vest is equal to the number of PSUs that would have become vested if no termination of service had occurred.

For PSUs granted in September 2012 or later, the target number of PSUs granted fully vest and payout at target as soon as practicable.
			All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.
Disability	All options may be exercised within 12 months to the extent they were exercisable at the time of termination.	On the PSU vesting date, a number of PSUs become fully vested equal to the number of PSUs that would have become vested if no termination had occurred.	All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.

Termination Scenario	Stock Options	Performance-Based Restricted Stock Units (PSUs)	Restricted Shares	Restricted Stock Units (RSUs)
Other Termination	All options may be exercised within 90 days to the extent they were exercisable at the time of termination.
In the event of the participant's voluntary termination, all PSUs are immediately forfeited.

In the event of termination without cause for PSUs granted before September 2012, on the PSU vesting date, the number of PSUs that become fully vested is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of full months of such participant's service during the performance period to the total number of full months contained in the performance period.

In the event of termination without cause more than 12 months before the end of the performance period, all PSUs granted from September 2012 onward are immediately forfeited.

In the event of termination without cause within 12 months of the end of the performance period for PSUs granted from September 2012 onward, on the PSU vesting date the number of PSUs that become fully vested is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of full months of such participant's service during the performance period to the total number of full months contained in the performance period.
			All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited.
Change in Control	Board has discretion to determine effect of change in control.
If not assumed or substituted for, 100% of the target number of PSUs become fully vested as of the date of the change in control.

If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the target number of PSUs become fully vested as of the date of such termination.
Board has discretion to determine effect of change in control on unvested shares of restricted stock.
If not assumed or substituted for, 100% of the RSUs become fully vested as of the date of the change in control.

If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the RSUs become fully vested as of the date of such termination.

Potential Payments upon Termination of Employment and Change in Control
The following table sets forth the payments and the intrinsic value of accelerated equity awards that would be due to each of our named executive officers upon the termination of his or her employment and upon a change in control. Except in the case of Ms. Poseley, our former Chief Product Officer, who was terminated without cause and who ceased being an employee as of March 31, 2016, the amounts provided in the table below assume that each termination was effective as of January 31, 2016 (the last day of our fiscal year) and are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing. Our named executive officers are not entitled to any payments following a change in control under the terms of their employment agreements. Under the terms of our 2014 Equity Incentive Plan, the board of directors may take a number of actions with respect to outstanding equity awards in connection with a change in control, including the acceleration of the unvested portion of equity awards or the cancellation of such outstanding awards in exchange for substitute awards. For the purpose of the table below, except in the case of Ms. Poseley, we have assumed that in the case of termination of service in connection with a change in control the executive would be involuntarily terminated without cause, the board of directors would elect to accelerate the unvested portion of the outstanding stock options, restricted shares, restricted stock units, and 100% of the target number of PSUs would become fully vested. Our agreements with these executives do not contain tax gross-up provisions. In the case of Ms. Poseley, the amounts provided in the table below reflect the actual amounts paid upon termination of her employment as of March 31, 2016.

Name	Termination Scenario	Severance ($)(1)	Intrinsic Value of Accelerated Equity Awards ($)(2)(3)	Total ($)
Laurent Potdevin	Cause	—	—	—
	Death	—	5,640,426	5,640,426
	Disability	—	4,793,976	4,793,976
	Change in Control(4)	1,500,000 (5)	3,357,863	4,857,863
	Involuntary (without cause)(6)	1,500,000 (5)	2,018,761	3,518,761
	Voluntary	—	—	—
Stuart Haselden	Cause	—	—	—
	Death	—	1,463,145	1,463,145
	Disability	—	996,410	996,410
	Change in Control(4)	781,250 (7)	1,463,145	2,244,395
	Involuntary (without cause)(6)	781,250 (7)	—	781,250
	Voluntary	—	—	—
Scott Stump	Cause	—	—	—
	Death	—	989,954	989,954
	Disability	—	921,429	921,429
	Change in Control(4)	687,500 (7)	989,954	1,677,454
	Involuntary (without cause)(6)	687,500 (7)	—	687,500
	Voluntary	—	—	—
Miguel Almeida	Cause	—	—	—
	Death	—	1,025,145	1,025,145
	Disability	—	920,436	920,436
	Change in Control(4)	687,500 (7)	1,025,145	1,712,645
	Involuntary (without cause)(8)	687,500 (7)	—	687,500
	Voluntary	—	—	—
Lee Holman	Cause	—	—	—
	Death	—	410,107	410,107
	Disability	—	364,972	364,972
	Change in Control(4)	625,000 (7)	410,107	1,035,107
	Involuntary (without cause)(8)	625,000 (7)	—	625,000
	Voluntary	—	—	—
Tara Poseley	Involuntary (without cause)(9)	615,833	438,825	1,054,658
_________

(1)
The dollar amounts shown are in U.S. dollars. The amounts originally in Canadian dollars were converted using the average of the average exchange rates for each fiscal month during fiscal 2015. Applying this formula to fiscal 2015, CDN$1.00 was equal to USD$0.773.

(2)
Amounts related to the death, disability, involuntary termination in connection with a change in control and involuntary termination without cause are based on the intrinsic value of unvested equity awards that would have become vested upon the triggering event on January 31, 2016 based on the fair market value of the stock on such date.

(3)	The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.

(4)	Amounts would become payable upon a "double trigger" involving the involuntary termination of the executive officer's employment without cause following a change in control.

(5)
Amounts payable in equal installments on the company's normal paydays over an 18-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.

(6)
Also includes termination of the executive officer's employment by the executive officer for "good reason," which includes in connection with (a) any material adverse change in the executive's title or diminution of the executive's responsibilities, (b) a reduction in the executive's base salary or target bonus; or (c) our breach of any of the other material terms of the executive's employment agreement.

(7)
Amounts payable in equal installments on the company's normal paydays over a 15-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation, and non-disparagement agreements.

(8)	Also includes termination of the executive officer's employment by the executive officer for "constructive dismissal," which is not specifically defined in the executive's employment agreement.

(9)
Ms. Poseley's employment was terminated without cause in October 2015. However, Ms. Poseley continued to provide consulting services until the end of March 2016 and she received compensation for her consulting services in an amount equal to her base salary and her equity-based compensation continued vesting until the end of March 2016. The severance amount in the table is equal to Ms. Poseley's base salary for a 10-month period, which will be payable from April 2016 to January 2017 in equal installments on the company's normal paydays, as well as reimbursement of relocation costs, outplacement services, and tax services. Ms. Poseley's severance payments will be forfeited if she fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.

DIRECTOR COMPENSATION
General Description of Director Compensation
Each of our non-employee directors receives compensation for serving on our board of directors. Annual cash compensation is comprised of an annual retainer and fees for each meeting attended based on the following schedule:

Meeting Attendance
In-person Board Meeting	$1,500
Telephonic Board Meeting	1,000
Committee Meeting	1,000
Retainers
All non-employee directors	60,000
Additional Retainers
Co-Chairmen	125,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Governance Committee Chair	10,000
In addition to the amounts set forth in the table above, each non-employee director annually is entitled to equity compensation consisting of an annual grant of a restricted stock award under our 2014 Equity Incentive Plan.
For fiscal 2015 each non-employee director was granted a restricted stock award having a fair value at the time of grant equal to $125,000, subject to one-year vesting. Equity grants for non-employee directors who joined our board of directors during fiscal 2015 were made on a pro-rata basis.
For fiscal 2016, each non-employee director is entitled to a restricted stock award having a fair value at the time of grant equal to $125,000, subject to one-year vesting. These annual non-employee director grants will be made at the conclusion of the 2016 annual meeting of stockholders if the director is then a member of our board of directors.
The following table sets forth the amount of compensation we paid to each of our non-employee directors for fiscal 2015 for serving on our board of directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert Bensoussan	72,500	125,257	197,757
Michael Casey	191,750	125,257	317,007
Steven J. Collins	76,000	125,710	201,710
RoAnn Costin	74,000	125,257	199,257
William H. Glenn	71,000	125,257	196,257
Kathryn Henry(2)	—	—	—
Martha A.M. Morfitt	92,000	125,257	217,257
David M. Mussafer	183,500	125,710	309,210
Rhoda M. Pitcher	92,000	125,257	217,257
Thomas G. Stemberg(3)	97,334	168,206	265,540
Emily White	74,000	125,257	199,257
_________

(1)
The amounts in this column represent the expense we recognized in fiscal 2015 in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2016 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(2)	Ms. Henry was appointed as a director in January 2016 and was granted a pro-rated restricted stock award in February 2016.

(3)	Mr. Stemberg passed away in October 2015 and the Compensation Committee approved the accelerated vesting of his fiscal 2015 restricted stock award.

The following table summarizes non-employee director restricted stock awards granted in fiscal 2015:

Name	Securities Underlying Restricted Stock Awards Granted During Fiscal 2015 (#)	Grant Date Fair Value of Securities Underlying Restricted Stock Awards Granted During Fiscal 2015(1) ($)
Robert Bensoussan	1,892	125,004
Michael Casey	1,892	125,004
Steven J. Collins	1,892	125,004
RoAnn Costin	1,892	125,004
William H. Glenn	1,892	125,004
Kathryn Henry(2)	—	—
Martha A.M. Morfitt	1,892	125,004
David M. Mussafer	1,892	125,004
Rhoda M. Pitcher	1,892	125,004
Thomas G. Stemberg	1,892	125,004
Emily White	1,892	125,004
_________

(1)
The amounts in this column represent the grant date fair value of the restricted stock awards granted in fiscal 2015 in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2016 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(2)	Ms. Henry was appointed as a director in January 2016 and was granted a pro-rated restricted stock award in February 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Person Transactions for Fiscal 2015
Other than the compensation agreements and other arrangements which are described under "Compensation Discussion and Analysis" and the transactions described below, since February 1, 2015, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.
Anoosha Foroughi, our Design Director of Color, Print and Pattern who commenced employment with us in August 2015, is in a common-law relationship with Mr. Holman, our Executive Vice President, Creative Director. The total amount paid to Ms. Foroughi during fiscal 2015, including the annual cash incentive paid in early fiscal 2016 under the bonus plan for fiscal 2015 and the grant date fair value of equity awards, was $139,703. The amounts originally in Canadian dollars were converted to U.S. dollars using the average of the average exchange rates for each fiscal month during fiscal 2015, with CDN$1.00 equal to USD$0.773.
0823038 BC Ltd., a company indirectly owned by Dennis Wilson, who is a beneficial owner of more than 5% of our total outstanding shares, owns the land and building in which our Victoria, British Columbia store is located. We currently lease the space for our Victoria store from 0823038 BC Ltd. at a monthly rent of CDN$9,021. The total monthly payments due under the lease from February 1, 2016 (the first day of our 2016 fiscal year) through the end of the current lease term are approximately CDN$153,354. We have agreed to a renewal of this lease for a five year term, commencing July 1, 2017.
We entered a Materials License Agreement and an Independent Contractor Agreement, which commenced on February 1, 2011, with the Conrad Group, Inc., a company owned by Susanne Conrad, Mr. Wilson's sister-in-law. Under these two agreements, the Conrad Group, Inc. provides certain personal and professional development coaching to our employees, and grants us a license to use certain associated training materials. We made payments totaling $353,803 to the Conrad Group during fiscal 2015 pursuant to these two agreements.
Procedures for Approval of Related Person Transactions
In April 2007, we adopted a written statement of policy with respect to related party transactions, which is administered by our Audit Committee. Under our current related party transaction policy, a "Related Party Transaction" is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving less than $120,000 when aggregated with all similar transactions for any calendar year, or transactions that have received pre-approval of our Audit Committee. A "Related Person" is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.
Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	Our Audit Committee approves or ratifies such transaction in accordance with the terms of the policy; or

•
the Chairperson of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $500,000, provided that for the Related Party Transaction to continue it must be approved by our Audit Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our Audit Committee ratification is not forthcoming at our Audit Committee's next regularly scheduled meeting.
Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
The following table sets forth information concerning the "beneficial ownership" of our common stock as of April 1, 2016 by (i) those persons who we know to beneficially own more than 5% of our outstanding common stock, (ii) our directors, (iii) the "named executive officers" listed in the Summary Compensation Table above, and (iv) all of our current directors and executive officers as a group. "Beneficial ownership" is a concept that takes into account shares that may be acquired within 60 days of April 1, 2016 (such as by exercising vested stock options) and shares as to which the named person has or shares voting or investment power.

Beneficial Owner(1)	Number of Shares Beneficially Owned (#)	Percent
Dennis J. Wilson(2)	20,109,131	14.6%
21 Water Street, Suite 600
Vancouver, B.C.
V6B 1A1
Advent International Corporation(3)	20,105,279	14.6%
75 State Street
Boston, MA 02109
FMR LLC(4)	19,606,598	14.3%
245 Summer Street
Boston, MA 02210
Capital Research Global Investors(5)	13,851,700	10.1%
333 South Hope Street
Los Angeles, CA 90071
Manning & Napier Advisors, LLC(6)	9,258,486	6.7%
290 Woodcliff Drive
Fairport, NY 14450
The Vanguard Group, Inc.(7)	6,833,485	5.0%
100 Vanguard Blvd.
Malvern, PA 19355
Lone Pine Capital LLC(8)	6,446,607	4.7%
Two Greenwich Plaza
Greenwich, CT 06830
Laurent Potdevin(9)	60,591	*
Robert Bensoussan	7,451	*
Michael Casey(10)	50,717	*
Steven J. Collins(11)	13,758	*
RoAnn Costin(12)	58,201	*
William H. Glenn	7,741	*
Kathryn Henry(13)	722	*
Martha A.M. Morfitt	84,339	*
David M. Mussafer(14)	50,072	*
Rhoda M. Pitcher(15)	23,968	*
Emily White(16)	10,426	*
Stuart Haselden(17)	4,648	*
Miguel Almeida	—	—
Lee Holman(18)	1,689	*
Scott Stump(19)	5,238	*
Directors and executive officers as a group (15 persons)(9)-(19)	379,561	*

_________
* Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o lululemon athletica inc., at 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7. Percentages are calculated on the basis of 137,380,580 shares of our common stock outstanding as of April 1, 2016, provided that any additional shares of our common stock that a stockholder has the right to acquire within 60 days of April 1, 2016 were deemed to be outstanding for purposes of calculating the stockholder's percentage beneficial ownership.

(2)
Based on a Schedule 13G/A filed by Mr. Wilson with the SEC on February 9, 2016. Includes 9,415,677 shares of our common stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Mr. Wilson; 268,984 shares of our common stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Mr. Wilson's wife; 10,328,858 shares of our common stock held by LIPO Investments (USA), Inc., an entity which Mr. Wilson controls; 91,760 shares of our common stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Five Boys Investments ULC, an entity which Mr. Wilson controls; and 3,852 shares of our common stock held by Mr. Wilson. Lulu Canadian Holding, Inc. is our indirect wholly owned subsidiary. Exchangeable shares of Lulu Canadian Holding, Inc. may be exchanged on a one-for-one basis for shares of our common stock.

(3)
Based on a Schedule 13D/A filed by Advent International Corporation with the SEC on October 22, 2014. Includes 21,412 shares of our common stock held by Advent Partners GPE VII-A Limited Partnership, 51,550 shares of our common stock held by Advent Partners GPE VII‑A Cayman Limited Partnership, 212,613 shares of our common stock held by Advent Partners GPE VII‑B Cayman Limited Partnership, 12,304 shares of our common stock held by Advent Partners GPE VII 2014 Limited Partnership, 34,983 shares of our common stock held by Advent Partners GPE VII 2014 Cayman Limited Partnership, 33,877 shares of our common stock held by Advent Partners GPE VII‑A 2014 Limited Partnership, 24,669 shares of our common stock held by Advent Partners GPE VII‑A 2014 Cayman Limited Partnership, 8,947 shares of our common stock held by Advent Partners GPE VII Limited Partnership, and 194,921 shares of our common stock held by Advent Partners GPE VII Cayman Limited Partnership, for each of which Advent International GPE VII, LLC ("AIGPE VII LLC") is the general partner, for which in turn Advent International Corporation ("AIC") is the manager; and 19,510,003 shares of our common stock held by Advent Puma Acquisition Limited ("APAL"). APAL is jointly owned by (a) Advent International GPE VII‑A Limited Partnership (which indirectly beneficially owns 2,345,401 shares of our common stock as an owner of APAL), Advent International GPE VII‑E Limited Partnership (which indirectly beneficially owns 4,145,147 shares of our common stock as an owner of APAL), and Advent International GPE VII‑H Limited Partnership (which indirectly beneficially owns 319,513 shares of our common stock as an owner of APAL), for each of which GPE VII GP Limited Partnership is the general partner, for which in turn AIGPE VII LLC is the general partner, for which in turn AIC is the manager; and by (b) Advent International GPE VII Limited Partnership (which indirectly beneficially owns 2,534,069 shares of our common stock as an owner of APAL), Advent International GPE VII‑B Limited Partnership (which indirectly beneficially owns 5,752,805 shares of our common stock as an owner of APAL), Advent International GPE VII‑C Limited Partnership (which indirectly beneficially owns 1,828,736 shares of our common stock as an owner of APAL), Advent International GPE VII‑D Limited Partnership (which indirectly beneficially owns 1,516,702 shares of our common stock as an owner of APAL), Advent International GPE VII‑F Limited Partnership (which indirectly beneficially owns 533,815 shares of our common stock as an owner of APAL), and Advent International GPE VII‑G Limited Partnership (which indirectly beneficially owns 533,815 shares of our common stock as an owner of APAL), for each of which GPE VII GP (Delaware) Limited Partnership is the general partner, for which in turn AIGPE VII LLC is the general partner, for which in turn AIC is the manager. AIC is managed by a board of directors composed of more than three members.

(4)
Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 12, 2016. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, Fidelity Growth Company Fund, and Abigail P. Johnson may each be deemed to beneficially own the shares held by FMR LLC.

(5)	Based on a Schedule 13G/A filed by Capital Research Global Investors with the SEC on February 16, 2016.

(6)	Based on a Schedule 13G/A filed by Manning & Napier Advisors, LLC with the SEC on January 12, 2016.

(7)	Based on a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 10, 2016.

(8)	Based on a Schedule 13G filed by Lone Pine Capital LLC and Stephen F. Mandel, Jr., with the SEC on January 25, 2016.

(9)	Includes 27,357 shares of our common stock issuable upon exercise of options held by Mr. Potdevin that may be exercised within 60 days of April 1, 2016.

(10)	Includes 42,106 shares of our common stock issuable upon exercise of options held by Mr. Casey that may be exercised within 60 days of April 1, 2016.

(11)
Includes 4,013 shares held directly by Mr. Collins and 9,745 shares indirectly beneficially owned as a limited partner of Advent Partners GPE VII-B Cayman Limited Partnership and Advent Partners GPE VII 2014 Limited Partnership, which, in turn, each indirectly beneficially own shares through Advent Puma Acquisition Limited.

(12)	Includes 27,204 shares of our common stock issuable upon exercise of options held by Ms. Costin that may be exercised within 60 days of April 1, 2016.

(13)	Ms. Henry joined our board of directors on January 29, 2016.

(14)
Includes 14,013 shares held directly by Mr. Mussafer and 36,059 shares indirectly beneficially owned as a limited partner of Advent Partners GPE VII-B Cayman Limited Partnership which, in turn, indirectly beneficially owns the shares through Advent Puma Acquisition Limited.

(15)	Includes 3,808 shares of our common stock issuable upon exercise of options held by Ms. Pitcher that may be exercised within 60 days of April 1, 2016.

(16)	Includes 1,214 shares of our common stock issuable upon exercise of options held by Ms. White that may be exercised within 60 days of April 1, 2016.

(17)	Includes 1,312 shares of our common stock issuable upon exercise of options held by Mr. Haselden that may be exercised within 60 days of April 1, 2016.

(18)	Includes 1,053 shares of our common stock issuable upon exercise of options held by Mr. Holman that may be exercised within 60 days of April 1, 2016.

(19)	Includes 1,970 shares of our common stock issuable upon exercise of options held by Mr. Stump that may be exercised within 60 days of April 1, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.
Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with for fiscal 2015, except that Steven J. Collins filed a late report in June 2015 with respect to a restricted share award.

TRANSACTION OF OTHER BUSINESS
At the date of this proxy statement, the board knows of no other business that will be conducted at the 2016 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT THE 2017 ANNUAL MEETING OF STOCKHOLDERS
Stockholder proposals to be included in our proxy statement for our 2017 annual meeting must be received by the Corporate Secretary of lululemon no later than December 26, 2016. Notices must be delivered to the Corporate Secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2017 annual meeting by more than 30 days from June 2, 2017, then the deadline will be the later of the 90th day prior to the 2017 annual meeting or the 10th day following the day on which we first publicly announce the date of the 2017 annual meeting.
Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2017 annual meeting must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give written notice to the Corporate Secretary of lululemon no later than the 120th day prior to the first anniversary of the date on which we first mailed this proxy statement. For the 2017 annual meeting, a stockholder's notice of a proposal will be considered timely if received no later than December 26, 2016. Notices must be delivered to the Corporate Secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2017 annual meeting by more than 30 days from June 2, 2017, then the deadline will be the later of the 90th day prior to the 2017 annual meeting or the 10th day following the day on which we first publicly announce the date of the 2017 annual meeting.

ANNUAL REPORT AND FORM 10-K
A copy of our combined annual report to stockholders and Annual Report on Form 10-K for the fiscal year ended January 31, 2016 will be mailed with this proxy statement to those stockholders that elect to receive a paper copy of the proxy materials. For those stockholders that receive the notice, this proxy statement and our 2015 annual report are available at www.proxyvote.com.

By order of the board of directors,

/s/ Laurent Potdevin
Laurent Potdevin
Chief Executive Officer
April 15, 2016
Whether or not you plan to attend the annual meeting, please vote your shares via the Internet or telephone, as described in the accompanying materials, as soon as possible to assure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the virtual meeting you will, of course, have the right to revoke the proxy and vote your shares electronically at the meeting.

lululemon athletica

LULULEMON ATHLETICA INC.
1818 CORNWALL AVENUE
VANCOUVER, BC CANADA V6J 1C7
ATTN: INVESTOR RELATIONS

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/lulu2016**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E08428-P78144 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

lululemon athletica inc.

The Board of Directors recommends you vote FOR all of the following nominees:

1. Class III Nominees

Nominees:

	For	Against	Abstain
1a. Robert Bensoussan	☐	☐	☐
1b. Kathryn Henry	☐	☐	☐
1c. Jon McNeill	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending January 29, 2017.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

E08429-P78144

lululemon athletica inc.
Annual Meeting of Shareholders
June 2, 2016 1:00 PM PDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Laurent Potdevin and Stuart Haselden, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of lululemon athletica inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM PDT on June 2, 2016, via the Internet at: *www.virtualshareholdermeeting.com/lulu2016*, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ______________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side